PROSPECTUS
Theater Xtreme Entertainment Group, Inc.

1,833,000 Shares of Common Stock Offered by Selling Security Holders

The shareholders listed under the heading “Selling Security Holders” may offer and sell from time to time up to 1,353,000 shares of common stock of Theater Xtreme Entertainment Group, Inc. (the “Company”) and up to 480,000 shares of Company common stock issuable upon outstanding warrants (the “Warrants”). The Company will not receive any of the proceeds from the sales of the shares of common stock by the selling security holders. The selling security holders may be deemed underwriters of the shares of common stock, which they are offering. The Company will pay the expenses of registering these shares.

The selling security holders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in privately negotiated transactions or through underwriters.

Shares of the Company’s common stock are quoted on the Over-The-Counter Bulletin Board under the symbol “TXEG.” The last reported sale price of the Company’s common stock was $0.58 per share on May 11, 2007.

There are certain risks involved with the ownership of the Company common stock, including risks related to the Company’s business and the market for its common stock. (See “Risk Factors” beginning on page 4.)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus updates the information contained in the prospectus originally dated December 28, 2006 and supplemented on February 23, 2007. Between December 28, 2006 and the date of this prospectus, some of the selling security holders may have sold some or all of their shares registered hereunder. However, the Company does not know which selling security holders have sold their shares nor how many shares have been sold. Consequently, the Company does not know how many shares covered by the prospectus remain to be sold. (However, no Warrants have been exercised.)

The date of this prospectus is May 18, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to investors. Consequently, investors are urged to read the more detailed information contained in this prospectus, including but not limited to, the Risk Factors beginning on page 4.

About the Company

Theater Xtreme Entertainment Group, Inc. (the “Company”) is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores, and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large screen front projection in-home cinema rooms comprised of video and audio home theater components. A majority of the Company’s home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, and accessories. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily and readily encounter the complete home theater experience in a number of home settings.

Retail pricing of the Company’s video systems starts at under $3,000 per system. Video systems employ components from manufacturers such as Infocus®, Klipsch, Polk Audio, Bose, Denon, and Marantz. Not all stores carry all products. A basic home theater system might include a 92” screen, ceiling mounted projector, and cabling, all of which would be installed by the Company at the customer’s choice of location. Video systems are sold as cinema packages and are branded under theater names, such as “The Rialto,” “The Majestic,” “The Palace,” and “The Grand.”

Address and Telephone Number

The Company’s principal business office is located at 250 Corporate Boulevard, Suites E & F, Newark, Delaware 19702, and the telephone number at that address is (302) 455-1334. The Company’s website is www.theaterxtreme.com. The information on the Company’s website is not part of this prospectus.

Recent Developments

In April, 2007, holders of stock options purchased 15,000 shares pursuant to the exercise of such options for a total consideration of $5,250.

In April, 2007, the Company issued 50,000 shares of its common stock, valued at $42,500, for services rendered.

On March 6, 2007, the Company entered into a Securities Purchase Agreement with Kinzer Technology, LLC. (“Kinzer”) for the purchase of (i) a $2,700,000 non-convertible 10% debenture (the “March Debenture”) and (ii) warrants (the “Warrants”) to purchase up to 460,600 shares of the Company’s common stock (the “March Financing”). Kinzer paid the purchase price for the March Debenture and Warrants by delivery of $2,000,000 in immediately available funds and the balance of the purchase price by canceling a $700,000 non-convertible 10% debenture issued to Kinzer by the Company on December 22, 2006 as described below.

Kinzer is an affiliate of a non-bank Fortune 500 company.

The Company used approximately $520,000 of the cash proceeds of the March Financing to repay in full certain obligations (the October Debentures discussed below) of the Company which would have otherwise matured in October, 2007. The remaining cash proceeds of the March Financing, net of transaction expenses and accrued interest on the cancelled $700,000 debenture, are being used for general corporate purposes.

The March Debenture matures on the earlier of March 6, 2010 or the date that the Company shall have received, after March 6, 2007, net proceeds of at least $6,000,000 from debt and/or equity financings. The March Debenture bears interest at 10% per annum.

The Warrants have an exercise price of $1.10 per share. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

The Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

In February, 2007, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On December 22, 2006, the Company entered into a Securities Purchase Agreement with Kinzer for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants to purchase up to 560,000 shares of the Company’s common stock. This transaction provided the Company with aggregate sales proceeds of $700,000. As reported above, the December Debenture was refinanced in March, 2007. The warrants issued in the transaction have an exercise price of $1.10 per share. The warrants are subject to a full ratchet price protection for the five-year life of the warrants.

Between November 15, 2006 and November 22, 2006, the Company executed and delivered debentures to three accredited investors in the aggregate face amount of $300,000 (the “November Debentures”). The Company used the proceeds of the sale of the November Debentures net of transaction expenses for general corporate purposes. The November Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The November Debentures bear interest at 15% per annum.

In November, 2006, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “Warrants”) to purchase 400,000 shares of Company common stock (the “October Financing”). The October Financing provided the Company with aggregate sales proceeds of $500,000 which was used for general corporate purposes.

As reported above, the October Debentures were refinanced in March, 2007. The Warrants are subject to a full ratchet price protection for the five-year life of the Warrants.

In October, 2006, holders of stock options purchased 162,583 shares pursuant to the exercise of such options for a total consideration of $56,904.

The Offering

Common stock currently outstanding: 19,912,425(1)

Common stock offered by the Selling Security Holders:  1,833,000

_______________________________________
(1)
As of May 17, 2007. Includes approximately 9,651,290 shares held by officers, directors, and shareholders owning at least 10% of the Company’s common stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Summary Financial Information

The following tables set forth summary financial information and other equity information about the Company. The tables include audited financial data for the years ended June 30, 2006, 2005, and 2004 and unaudited financial data for the nine months ended March 31, 2007 and 2006. Investors should read this summary information in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with the financial statements and the related financial statement notes included elsewhere in this prospectus.

	Nine Months Ended March 31		Fiscal Year Ended June 30
	2007	2006	2006	2005	2004
Statement of Operations Data
Revenues	$4,985,992	$3,228,252	$4,619,142	$2,822,871	$933,669
Loss from Operations	$(1,751,725)	$(1,444,907)	$(2,127,229)	$(1,502,794)	$(292,105)
Net Loss	$(2,185,336)	$(1,448,770)	$(2,132,730)	$(1,532,685)	$(295,748)
Loss per Share	$(0.11)	$(0.08)	$(0.12)	$(0.12)	$(0.04)
Average Shares Outstanding	19,691,398	17,360,818	$17,671,587	12,358,814	7,996,439

Balance Sheet Data (at end of period)
Current Assets	$2,964,618	$863,679	$1,383,550	$719,226	$306,602
Total Assets	$4,078,295	$1,252,969	$1,761,704	$1,007,646	$478,501
Current Liabilities	$2,057,694	$1,620,605	$1,682,840	$936,016	$296,767
Total Liabilities	$4,847,725	$1,672,815	$1,730,003	$976,630	$524,249
Shareholders’ Equity (Deficit)	$(769,430)	$(419,846)	$31,701	$31,016	$(45,748)

RISK FACTORS

Certain risks involved in investing in the common stock offered under this prospectus are described below. Investors should carefully consider each of the following factors and all of the information both in this prospectus and in the other documents which the Company has filed with the Securities and Exchange Commission. See “Where Investors Can Find More Information.”

Limited Company History

The Company is the successor by merger to Theater Xtreme, Inc., which was formed in 2003 and accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the establishment and expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding customer base. The Company believes it is likely that it will sustain losses in the future. There can be no assurances that Theater Xtreme Entertainment Group, Inc will operate profitably.

Inadequacy of Funds

The Company had a stockholders’ deficit of $769,430 at March 31, 2007 and sustained net losses of $2,185,336 and $2,132,730 for the nine months ended March 31, 2007 and the twelve months ended June 30, 2006, respectively. If the Company does not raise a sufficient amount of capital, sell a significant number of new franchises, increase revenues substantially, or decrease expenses, it may not have the ability to remain in business until such time (if ever) when it becomes profitable. See “Management’s Discussion and Analysis of Financial Condition or Plan of Operation.”

Although the Company-owned design centers produce positive store operating profits in the aggregate, and although the franchised design centers provide revenue and profits to the Company in the form of royalty payments and profits from wholesale sales, the Company’s profits generated from these activities are not adequate to offset the Company’s aggregate overhead expenses. To rectify this shortfall, the Company either needs to reduce overhead expenses or increase the number of profitable operating stores to the point where the aggregate contribution from such stores offsets the Company’s overhead expense. However, the Company is constrained by its inadequate capitalization from being able to open as many additional operating stores as may be necessary to achieve profitability.

Potential Dilutive Effect of Additional Infusions of Capital

To finance the Company’s operations, Management plans to sell additional shares of the Company’s common stock or other securities convertible into common stock. Any additional equity financing that the Company receives may involve substantial dilution to its then-existing shareholders. This dilution will result not only from the issuance of additional shares in connection with the Company’s raising of capital, but also the lowering of the exercise price of outstanding warrants if the Company sells equity securities at a price per share less than the current exercise prices of such warrants ($1.00 to $1.10 per share). Furthermore, the Company may issue common stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. The recent decline in the price of the Company’s stock price (to $0.58 at May 11, 2007 from $1.02 at February 15, 2007) has exacerbated this risk.

Dependence on Management

The Company’s business is significantly dependent on Scott Oglum, the Company’s chief executive officer, Company founder, and developer of the Company’s operations, business plans, and manager of the business. The loss of this individual could have a material adverse effect on the Company. See “Management.”

Risks Associated with Expansion

The Company plans on expanding its business through both an increase in the number of its corporate stores and franchise stores. Any expansion of operations the Company may undertake will entail risks, such actions may involve specific operational activities which may negatively affect the Company’s results of operation. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

Customer Base and Market Acceptance

Although the Company believes it can develop the retail design store and franchise expansion program, and develop a new store base through the marketing of the franchise opportunity, the inability of the Company to develop such a franchise base could have a material adverse effect on the Company. Although the Company believes that its market timing and the attractiveness of its franchise opportunity compared to that of alternative companies and products is competitive, no assurance can be given that the Company’s, products and e-commerce website will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations.

Competition

The sale of home theater systems (including projection systems) is currently handled by established specialty dealers and some well established mass merchants, internet dealers, and custom installation dealers which focus on the upscale marketplace. There is the possibility that new competitors could seize on the Company’s product ideas and business model and produce competing stores with similar product matrixes. Likewise, these new competitors could be better capitalized than the Company which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of the Company’s intended market.

General Economic Conditions

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, declining real estate values, and increasing interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s products and services. Management believes that the Company’s niche products and the extensive product line will insulate it from excessive reduced demand. Nevertheless, the Company has no control over these changes.

Trend in Consumer Preferences and Spending; Possible Fluctuations in Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. There is no assurance that the Company will be successful in marketing any of its products or that the revenues from the sale of such products will be significant. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

Unanticipated Obstacles to Execution of the Business Plan

The Company’s business plans may change significantly. Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

Significant Ownership by Management

At May 11, 2007, the Company’s officers and directors owned approximately 23% of the Company’s outstanding common shares. If these officers and directors had exercised their stock options that were vested at such date or will vest in the next 60 days, they would own approximately 25% of the then issued and outstanding shares, assuming no further issuance of new common shares. If the officers and directors exercised all of their outstanding stock options, they would own approximately 27% of the then issued and outstanding shares, assuming no further issuance of new common shares. Although shareholders other than officers and directors own a majority of the Company’s common stock and will, therefore, have the ability to control a vote of Company shareholders, the significant number of shares of common stock owned by Management, as a practical matter, will probably allow Management to control the affairs of the Company. Moreover, because the foregoing Management ownership percentages do not include 2,978,000 shares owned by Linda Oglum, wife of Scott Oglum, CEO of the Company (as to which he disclaims beneficial ownership), the chances of Management control are that much more likely. There are no provisions for cumulative voting by shareholders and, accordingly, holders of a majority of the outstanding shares can elect all the directors.

No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets

In certain cases, the Company may rely on trade secrets to protect proprietary technology and processes which the Company has developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior technology. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

Shares Reserved For Future Issuance Upon the Exercise of Issued Warrants May Cause Dilution

As of May 11, 2007 approximately 1,460,600 shares of Company common stock would be required to be issued upon the exercise of outstanding warrants. Company shareholders, therefore, could experience dilution of their investment upon exercise of these securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to the Company’s business. Such statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Our Business,” “Risk Factors” and elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, including the following matters, are forward looking statements:

•	our ability to obtain the franchise growth and profitability as anticipated by Management;

•	our ability to maintain margin and sales growth rate;

•	our ability to attract and retain quality employees;

•	the effect of changing economic conditions;

•	our ability to obtain adequate capital, the proceeds of which would be used principally to fund the opening of additional stores and for working capital

•	continued demand for the Company’s products and services; and

•	our ability successfully to compete with competitors in the Company’s industry.

The listing of factors is not intended to include all potential risk factors. The Company makes no commitment to update these factors or to revise any forward-looking statements for events or circumstances, occurring after the statement is issued, except as required by law.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares of common stock by the selling security holders. The selling security holders may offer and sell the shares of common stock owned by them in one or more transactions from time to time, at prices and on terms determined by the market, in negotiated transactions or through underwriters.

BUSINESS

The Company is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores, and wholesale product distribution to franchisees.

The Company’s design centers focus on the sale and installation of affordable large screen front projection in-home cinema rooms comprised of video and audio home theater components. Almost all of the Company’s home theater systems are installed on-site at customer homes, with screen sizes ranging from 80 inches to over 12 feet. The Company also sells theater seating, interior décor items, and accessories. In addition to home theater sales, the Company also sells and installs theater systems for business use. The Company targets its home theater system marketing toward a larger consumer base than traditional custom home theater companies and focuses on lower retail price points in a store setting where customers can easily encounter the complete home theater experience in a number of home settings.

Retail pricing of the Company’s video systems starts at under $3,000 per system with an average price point of approximately $7,500. Video systems employ components from manufacturers such as Epson, Infocus®, Klipsch, Polk Audio, Mitsubishi, Denon, and Marantz. Not all stores carry all products. A basic home theater system might include a 92” screen, ceiling mounted projector, and cabling, all of which would be installed by the Company at the customer’s choice of location. Video systems are sold as cinema packages and are branded under theater names, such as “The Rialto,” “The Majestic,” “The Palace,” and “The Grand.”

The Company’s first retail store or “design center” opened on September 1, 2003 in Newark, Delaware and was built to resemble an actual movie theater. A separate distribution center, warehouse and administrative office facility opened in February 2004 also in Newark, Delaware. This multi-purpose facility will provide installation and service, warehousing and product distribution, and other retail support services to a cluster of Company-owned design centers in contiguous and surrounding areas.

The following table sets forth the number of Company design centers:

	Owned and Operated by the Company	Franchised and Open	Subtotal	Franchised but Not Yet Open	Total

Number of Design Centers at June 30, 2004	1	0	1	0	1
Additions and deletions in the fiscal year ended June 30, 2005	1	1	2	3	5
Number of Design Centers at June 30, 2005	2	1	3	3	6
Additions and deletions in the fiscal year ended June 30, 2006	1	5	6	9	15
Number of Design Centers at June 30, 2006	3	6	9	12	21
Additions and deletions in the nine months ended March 31, 2007	1	2	3	1	4
Number of Design Centers at March 31, 2007	4	8	12	13	25

In early 2005 the Company began to consider changes to the layout of its design centers and engaged the services of an architectural design firm to reconfigure store layouts and establish a more sophisticated appearance to support its brand image and create a more dramatic retail store atmosphere. Although the Company is still considering certain design center enhancements, most of its newer stores’ layout (including the Company-owned store located in Bel Air, Maryland, and all but one franchisee-operated store) feature a redesigned layout.

The sale of franchises is important to the Company’s success. The Company has sold 22 franchises through March 31, 2007, eight of which are currently open for business and one of which was repurchased by the Company in 2006 from a franchisee. The remaining franchised design centers are planned for opening dates throughout 2007. When a franchise is sold, the Company receives a one-time initial franchise license fee from the franchisee (currently $40,000 but originally $25,000) and thereafter receives a set percentage monthly royalty from the franchisee.

On July 1, 2006, the Company purchased the assets of and assumed the leasehold of its franchisee located in Leesport, Pennsylvania (which is the purchase referred to in the preceding paragraph).

Also key to the Company’s success is the franchisees’ use and application of the Company’s franchise “system” that is designed to provide customers with a consistent and exciting store experience, reduce the time it takes to quote custom installation products, and improve the closing rate of the sales staff.

To accomplish these goals, the franchise “system” involves the storewide integration of tour demonstration procedures and an activity management system called SellX™. The Company’s “system” shuns the typical retail response, “May I help you?” in favor of a well defined store tour. After the tour, customers are taken to a design center workstation, integrated into a web-based activity management system. At the workstation the design consultant provides customers with a sales quotation. Once a quotation is completed, subsequent customer contact is automated, with each design consultant receiving daily instructions following a prescribed marketing and fulfillment strategy. In addition, targeted customer e-mail correspondence maintains contact with all store visitors on an ongoing basis. Home theater component products for franchisee fulfillment are generally ordered at the time of the sales order (excepting certain items routinely maintained in stock) and inventory levels for franchise orders are thereby minimized. The Company believes that its franchise “system” is unique within the audio-video industry.

Another component of the Company’s strategic expansion is increased distribution of targeted private-label products. In 2006, the Company expanded its private-label distribution efforts beginning with furniture and interior décor elements along with additional private-label accessories. Seating and décor products are now branded under the RowOne™ trademark. The Company plans to expand its private label branding program to include additional trademarked products.

The Company has a limited operating history for evaluating trends and seasonality. The Company’s competition comes from existing audio/video dealers, custom audio/video installation companies, regional and national audio/video and general merchandise chain stores, furniture dealers and computer stores. Although the Company markets its private-label theater seating under the RowOne® brand, other seating, including theater seating, can be found at furniture dealers. Theater seating available at competitive stores and outlets is generally limited to a few styles and selections. The Company’s design centers feature six different seating styles and over 20 color selections. Audio/video products and components comprising the Company’s home theater system are available from numerous manufacturers and are sold through local authorized specialty stores and regional and national chain stores and outlets.

Some manufacturers may place restrictions on certain categories of distribution, notably online sales, or the number of authorized dealers and may establish minimum advertised pricing points for certain products. The Company chooses its manufacturers and product offerings based on manufacturer distribution strategy, quality of product offerings and advantages that manufacturers would offer to custom retail stores.

Although the Company believes that it is currently difficult to find competitive outlets that showcase product offerings and selections in a manner similar to the Company’s design centers, there can be no certainty that other stores will not expand their selection and floor spacing to include similar product offerings, product displays and installation services.

Targeted Markets

The Company’s customers are primarily home owners and its products are generally installed in homes of middle-income families - homes prices beginning at approximately $250,000. Eighty percent of the sales volume reflects product installed by the Company in customer homes. Twenty percent of the business can be classified as self-installed by the customer. New home buyers, suburban households, and customers remodeling their homes are typical clients. The Company’s product offerings appeal to all customers who enjoy movies, TV, the internet and gaming. Management believes that the cinema rooms are offered at prices which are reasonably affordable such that the product offerings become sufficiently appealing to many customers who would typically not consider custom installed cinema rooms in their households.

Recent Capital Raising Efforts

In April, 2007, holders of stock options purchased 15,000 shares pursuant to the exercise of such options for a total consideration of $5,250.

On March 6, 2007, the Company entered into a Securities Purchase Agreement with Kinzer Technology, LLC. (“Kinzer”) for the purchase of (i) a $2,700,000 non-convertible 10% debenture (the “March Debenture”) and (ii) warrants (the “Warrants”) to purchase up to 460,600 shares of the Company’s common stock (the “March Financing”). Kinzer paid the purchase price for the March Debenture and Warrants by delivery of $2,000,000 in immediately available funds and the balance of the purchase price by canceling a $700,000 non-convertible 10% debenture issued to Kinzer by the Company on December 22, 2006 as described below.

Kinzer is an affiliate of a non-bank Fortune 500 company.

The Company used approximately $520,000 of the cash proceeds of the March Financing to repay in full certain obligations (the October Debentures discussed below) of the Company which would have otherwise matured in October, 2007. The remaining cash proceeds of the March Financing, net of transaction expenses and accrued interest on the cancelled $700,000 debenture, are being used for general corporate purposes.

The March Debenture matures on the earlier of March 6, 2010 or the date that the Company shall have received, after March 6, 2007, net proceeds of at least $6,000,000 from debt and/or equity financings. The March Debenture bears interest at 10% per annum.

The Warrants have an exercise price of $1.10 per share. If the Company sells (or grants any option to purchase) any common stock or common stock equivalents entitling any person to acquire shares of Company common stock at an effective price per share (the “Lower Price”) less than the then applicable exercise price, then the exercise price with respect to the Warrants shall be reduced to the Lower Price and the number of shares of common stock which the holder can purchase pursuant to the Warrants shall be increased such that the aggregate exercise price payable for such shares, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

The Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

In February, 2007, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On December 22, 2006, the Company entered into a Securities Purchase Agreement with Kinzer for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants to purchase up to 560,000 shares of the Company’s common stock. This transaction provided the Company with aggregate sales proceeds of $700,000. As reported above, the December Debenture was refinanced in March.

The warrants issued in the transaction have an exercise price of $1.10 per share. If the Company sells (or grants any option to purchase) any common stock or common stock equivalents entitling any person to acquire shares of Company common stock at an effective price per share (the “Lower Price”) less than the then applicable exercise price, then the exercise price with respect to the Warrants shall be reduced to the Lower Price and the number of shares of common stock which the holder can purchase pursuant to the Warrants shall be increased such that the aggregate exercise price payable for such shares, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Between November 15, 2006 and November 22, 2006, the Company executed and delivered debentures to three accredited investors in the aggregate face amount of $300,000 (the “November Debentures”). The Company used the proceeds of the sale of the November Debentures net of transaction expenses for general corporate purposes. The November Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The November Debentures bear interest at 15% per annum.

In November, 2006, holders of stock options purchased 11,250 shares pursuant to the exercise of such options for a total consideration of $3,938.

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants to purchase 400,000 shares of Company common stock (the “October Financing”). The October Financing provided the Company with aggregate sales proceeds of $500,000 which was used for general corporate purposes.

The warrants issued in the transaction have an exercise price of $1.00 per share. If the Company sells (or grants any option to purchase) any common stock or common stock equivalents entitling any person to acquire shares of Company common stock at an effective price per share (the “Lower Price”) less than the then applicable exercise price, then the exercise price with respect to the Warrants shall be reduced to the Lower Price and the number of shares of common stock which the holder can purchase pursuant to the Warrants shall be increased such that the aggregate exercise price payable for such shares, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

As reported above, the October Debentures were refinanced in March, 2007.

In October, 2006, holders of stock options purchased 162,583 shares pursuant to the exercise of such options for a total consideration of $56,904.

The Company paid a finder’s fee to Carlin Capital Management, LLC of $40,000 and delivered warrants to purchase 40,000 shares of Company common stock at an exercise price of $1.00 per share in connection with sale of the October Debentures.

Employees

The Company currently has 38 full-time employees and three part-time employees. If needed, Management will add other personnel with the proven knowledge and experience to direct and manage the many aspects of the Company’s business operations.

Competition

The Company’s competition comes from existing audio/video dealers, custom audio/video installation companies, regional and national audio/video and general merchandise chain stores, furniture dealers and computer stores. Although the Company markets its private-label theater seating under the RowOne™ brand, other seating, including theater seating, can be found at furniture dealers. Theater seating available at competitive stores and outlets is generally limited to a few styles and selections. The Company’s design centers feature six different seating styles and over 20 color selections. Audio/video products and components comprising the Company’s home theater systems are available from numerous manufacturers and are sold through local authorized specialty stores and regional and national chain stores and outlets. Some manufacturers may place restrictions on certain categories of distribution, notably online sales, the number of authorized dealers and may establish minimum advertised pricing points for certain products. The Company chooses its manufacturers and product offerings based on manufacturer distribution strategy, quality of product offerings and advantages that manufacturers would offer to custom retail stores.

Although the Company believes that few competitive outlets showcase their product offerings and selections in a manner similar to the Company’s design centers, there can be no certainty that other stores will not expand their selections and floor spacing to include similar product offerings, product displays and installation services.

Property

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2012 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

Legal Proceedings

The Company is not currently involved in any legal proceedings, and Management is not aware of any other material legal claim or action against the Company which could be expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION

Forward-Looking Information

The following Management’s Discussion and Analysis should be read in conjunction with the Company’s unaudited financial statements and notes for the three and nine month periods ended March 31, 2007 and its audited financial statements and notes for the year ended June 30, 2006 included herein.

This discussion and other sections of this prospectus contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results and the performance or achievements expressed or implied by these forward-looking statements to differ materially from such forward-looking statements. The forward-looking statements included in this report may prove to be inaccurate.

These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside its control. Actual results may differ materially from such statements for a number of reasons, including the effects of regulation and changes in capital requirements and funding and the other Risk Factors set forth above. In light of the significant uncertainties inherent in these forward-looking statements, a reader should not consider this information to be a guarantee that the Company’s objectives and plans will be achieved. The Company does not undertake to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.

Results of Operations for the three months ended March 31, 2007 compared to the three months ended March 31, 2006

Recognized sales for the three months ended March 31, 2007 were $1,821,275 compared to $1,224,272 for the three months ended March 31, 2006. Gross profit amounts and percentages were $761,251 and 42% for the three months ended March 31, 2007 as compared to $493,274 and 40% for the three months ended March 31, 2006. The following is illustrative for the three months ended March 31:

	2007			2006
	Sales	Gross Profit	%	Sales	Gross Profit	%
Retail	$1,407,730	$637,315	45%	$1,033,101	$421,449	41%
Wholesale	341,723	$52,114	15%	138,371	$19,025	14%
Franchise	71,822	$71,822	100%	52,800	$52,800	100%
Total	$1,821,275	$761,251	42%	$1,224,272	$493,274	40%

For the three months ended March 31, 2007, retail sales increased by $374,629 when compared to the three months ended March 31, 2006. Of this increase, $123,205 is attributable to same-store sales increases for the Company’s two Delaware locations and $251,424 is attributable to new store sales increases, almost two-thirds of which being contributed by the Company’s newest Company-owned design center in Leesport, Pennsylvania. The increase in wholesale sales for the three months ended March 31, 2007 is reflective of eight franchise stores now being open as compared to only three open as of March 31, 2006. Improved retail gross margins reflect improvement in the Company’s purchasing power. The overall fluctuation in gross profit percentages continues to reflect the nature of operations being in a startup stage and the significant mix impact of wholesale sales to franchisees.

Occupancy expenses for the three months ended March 31, 2007 were $148,017 compared to $80,025 for the three months ended March 31, 2006. The increase is generally attributable to the impact of the full nine months impact of the Company’s Bel Air, Maryland design center and the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania.

Selling, general and administrative expenses for the three months ended March 31, 2007 were $1,092,940 compared to $849,020 for the three months ended March 31, 2006. The increase relates to additional personnel and operating costs associated with the full quarter impact of the Company’s Bel Air, Maryland design center, the inclusion of the Company’s newly acquired Leesport, Pennsylvania design center in July, 2006 and the expansion of Company operations toward the creation of a national organization. Significant components of the increase in selling, general and administrative expenses for the three months ended March 31, 2007 include Professional fees amounting to $252,593 for the three months ended March 31, 2007 compared to $67,917 for the three months ended March 31, 2006 primarily reflective of increased spending for investor relations services. The majority of the remaining increase in selling, general and administrative expenses was broadly distributed throughout all expense categories.

Interest expense for the three months ended March 31, 2007 amounted to $351,028 as compared with $1,293 for the three months ended March 31, 2006. Interest expense for the three months ended March 31, 2007 included $295,310 of amortized non-cash interest charges associated with warrants issued in connection with the issuance of debentures. Of this amount, $235,360 reflected the amortization of the remaining interest associated with the early repayment of the October Debentures (See Note 2 to the Financial Statements). There were no non-cash interest charges for the three months ended March 31, 2006.

Results of Operations for the nine months ended March 31, 2007 compared to the nine months ended March 31, 2006

Recognized sales for the nine months ended March 31, 2007 were $4,985,992 compared to $3,228,252 for the nine months ended March 31, 2006. Gross profit amounts and percentages were $1,978,507 and 40% for the nine months ended March 31, 2007 as compared to $1,358,321 and 42% for the nine months ended March 31, 2006.

The following is illustrative for the nine months ended March 31:

	2007			2006
	Sales	Gross Profit	%	Sales	Gross Profit	%
Retail	$3,976,191	$1,691,552	43%	$2,842,064	$1,207,577	43%
Wholesale	$834,976	$112,130	13%	$266,447	$31,003	12%
Franchise	$174,825	$174,825	100%	$119,741	$119,741	100%
Total	$4,985,992	$1,978,507	40%	$3,228,252	$1,358,321	42%

For the nine months ended March 31, 2007, retail sales increased by $1,134,127 when compared to the nine months ended March 31, 2006. Of this increase, $119,851 is attributable to same-store sales increases for the Company’s two Delaware locations and $1,014,276 is attributable to new store sales increases approximately evenly split between the Company’s Bel Air Maryland and Leesport, Pennsylvania stores. The increase in wholesale sales for the nine months ended March 31, 2007 is reflective of eight franchise stores now being open as compared to only three open as of March 31, 2006. For the nine months ended March 31, 2007, retail gross margins have not fluctuated. The overall fluctuation in gross profit percentages continues to reflect the nature of operations being in a startup stage and the significantly high mix impact of wholesale sales to franchisees. Wholesale sales reflected 17% of total revenues for the nine months ended March 31, 2007 as compared to only 8% of revenue for the nine months ended March 31, 2006, and therefore, twice the mix impact on gross margin.

Occupancy expenses for the nine months ended March 31, 2007 were $374,788 compared to $233,177 for the nine months ended March 31, 2006. The increase is directly attributable to the full nine months impact of the Company’s Bel Air, Maryland Design Center as well as the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania.

Selling, general and administrative expenses for the nine months ended March 31, 2007 were $3,355,444 compared to $2,570,051 for the nine months ended March 31, 2006. The increase relates to additional personnel and operating costs associated with the opening of the Bel-Air, Maryland design center in September, 2005, the acquisition of the fourth Company-owned design center in Leesport, Pennsylvania, and the expansion of Company operations toward the creation of a national organization. Expenses for the nine months ended March 31, 2007 include Advertising and Promotional expenses of $396,511 compared to $357,714 spent during the nine months ended March 31, 2006, reflecting increased billboard and web advertising costs. Professional fees amounted to $832,334 for the nine months ended March 31, 2007 compared to $461,210 for the nine months ended March 31, 2006, primarily reflective of increased spending for legal fees related to capital financing and public trading issues and the costs of investor relations services. Personnel costs for stock based compensation amounted $105,853 for the nine months ended March 31, 2007 as compared to $30,845 for the nine months ended March 31, 2006. The majority of the remaining increase in selling, general and administrative expenses was broadly distributed throughout all expense categories.

Interest expense for the nine months ended March 31, 2007 amounted to $436,246 as compared with $3,910 for the nine months ended March 31, 2006. Interest expense for the nine months ended March 31, 2007 included $355,400 of amortized non-cash interest charges associated with warrants issued in connection with the issuance of debentures. Of this amount, $235,360 reflected the amortization of the remaining interest associated with the early repayment of the October Debentures (See Note 2 to the Financial Statements). There were no non-cash interest charges for the nine months ended March 31, 2006.

Results of Operations for the year ended June 30, 2006 compared to the year ended June 30, 2005

In fiscal 2006, management expects the sale of franchise licenses to have a positive effect on cash flow from operations and working capital. Management also expects increased operating costs in future periods due to a commitment to develop retail, franchising, and distribution operations on a regional and national scale.

Total Revenue. Total revenue includes delivered and installed merchandise, installation and service labor, customer service revenues, earned franchise license fees and franchise royalties. Total revenue for the year ended June 30, 2006 increased to $4,619,142 from $2,822,871 for the year ended June 30, 2005, reflecting an increase of 63.6%. This increase is primarily the result of revenues from the third company design center and from the opening of franchise design centers.

For the year ended June 30, 2006 the Company had total new customer orders of $4,528,175, compared to $3,257,602 for the year ended June 30, 2005. The Company’s backlog at June 30, 2006 and June 30, 2005 was $1,423,912 and $859,179, respectively.

The Company has continued to emphasize an integrated approach to home theater design which increasingly includes not only audio and video equipment and cutting edge technologies, but also complementary décor items including chairs, seating and furniture, as well as other interior design elements which taken together provide customers with integrated home theater design solutions. The increase in customer orders is related to the opening of the Company’s third design center as well as increased wholesale sales from opened franchise design centers.

In the year ended June 30, 2006, the Company recognized wholesale sales, principally to franchisees, of $467,518 compared to $44,021 for the year ended June 30, 2005. This increase results from the increasing number of franchisees open and under construction.

In the year ended June 30, 2006, the Company collected $326,500 in non-refundable, initial franchise license fees versus $97,500 collected in the year ended June 30, 2005. In the year ended June 30, 2006, the Company recognized $120,000 as earned revenue relating to the opening of its franchises compared to $25,000 recognized in the year ended June 30, 2005. At June 30, 2006, the Company had $279,000 in deferred franchise fees that will be recognized as earned revenue in the periods when the franchise design centers open. Management expects recognized revenue to increase and cash flow from the sale of franchise licenses to continue in the current fiscal year.

The Company’s franchise contract provides royalty payments of approximately 4% of franchisee gross revenues. In the year ended June 30, 2006, the Company recognized franchise royalties of $68,183 compared to $2,070 in royalties recognized for the year ended June 30, 2005. Franchise royalties are expected to increase in the current year due to the increasing number of franchises.

Cost of Sales and Gross Profit. Gross profit amounts and percentages on retail sales for the year ended June 30, 2006 amounted to $1,636,870 and 41.3% compared to $1,080,800 and 39.3% for the year ended June 30, 2005. Wholesale gross profit amounts and percentages were $67,705 and 14.5% compared to $4,402 and 10.0% for the year ended June 30, 2005. Management expects to maintain gross profit percentages as operations expand and increase.

Occupancy Expenses. Occupancy expenses include leasing expenses for retail design centers and office and warehouse facilities, property taxes, utilities, maintenance and other related occupancy expenses. For the year ended June 30, 2006, occupancy expenses were $326,159 compared to $206,053 for the year ended June 30, 2005. The increase relates to the opening of the third company-owned design center.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include the compensation of design center personnel, the franchise sales and support operations, advertising, marketing and other merchandising expenses, finance and information systems, human resources and training operations, related support functions and executive officers. Selling, general and administrative expenses for the year ended June 30, 2006 were $3,693,829 compared to $2,409,016 for the year ended June 30, 2005.

The following discussion describes significant components within the Company’s selling, general and administrative expenses. Personnel costs for the year ended June 30, 2006 were $1,601,217 compared to $967,268 for the year ended June 30, 2004. This 66% increase in personnel costs relates to continued efforts to hire and obtain the necessary personnel to implement the Company’s long-term business plan. These activities include the continued development of the franchise sales and support operation, the cost of opening the third Company-owned design center, and other operating activities related to the Company’s growth strategy.

Advertising and promotional expenses for the year ended June 30, 2006 were $477,141 compared to $433,934, as adjusted to exclude investor relations expense, for the year ended June 30, 2005. This 10% increase is principally attributable to the addition of the Company’s third design center. These costs are expected to increase in the current fiscal year.

Professional fees amounted to $825,549 in the year ended June 30, 2006 compared to $651,553 for the year ended June 30, 2005 as adjusted to include investor relations services, which totaled $280,000 and $210,000 for the years ended June 30, 2006 and 2005, respectively. Professional fees include legal, audit and accounting, architectural, marketing, consulting, and other fees for services. The significant increase in professional fee expense is largely attributable to an increase in non-cash charges for investment consulting and investor relations services.

Liquidity

The Company’s loss for the nine months ended March 31, 2007 of $(2,185,336) included $894,198 in non-cash charges. The loss for the nine months ended March 31, 2007, less the non-cash charges, plus the increase in accounts receivable and other assets of $(217,615) and $(276,919), respectively, partially offset by an increase in accounts payable, resulted in net cash used in operating activities of $(1,791,715).

During the nine months ended March 31, 2007, the Company spent $585,778 for vehicles, store equipment and leasehold improvements (of which $210,608 was financed and $40,000 was paid by issuance of common stock) and $28,234 for deposits on leaseholds for new Company design centers.

During the nine months ended March 31, 2007, to finance its loss, capital expenditures and changes in working capital, the Company increased net notes payable by $2,842,244, issued 40,000 shares of its common stock at $1.00 per share in connection with the purchase of assets, and issued 500,000 shares of its common stock for services at $0.85 per share. During the nine months ended March 31, 2007, employees and former employees exercised vested stock options providing $64,552 in net proceeds to the Company. As a result of this increase in debt, the Company’s cash position increased significantly to $1,218,158 at March 31, 2007 from $466,481 at June 30, 2006.

Although, in the aggregate, the Company-owned design centers produce a positive store operating profit contribution, and although the franchised design centers provide revenue and profits to the Company in the form of royalty payments and profits from wholesale sales, the Company’s profits generated from these activities have not been adequate to offset the Company’s aggregate overhead expenses. Consequently, the Company’s cash flow from operations since inception has been and continues to be negative. If the Company does not rectify this continuing shortfall or raise a sufficient amount of additional capital, it may not have the ability to remain in business until such time, if ever, when it becomes profitable.

To rectify this shortfall, the Company either needs to reduce overhead expenses or increase the number of profitable operating stores to the point where the aggregate contribution from such stores offsets the Company’s overhead expense. The Company plans to continue to expand revenue by increasing the number of Company-owned design centers, by selling additional franchises, and by increasing the product distribution network to franchisees. To do so, the Company requires capital to finance the store acquisitions and leasehold improvements. Consequently, management is actively engaged in trying to secure such capital from several private equity sources. There is no assurance that the Company will succeed in raising such capital and consequently, it may have to increase its efforts to reduce overhead expenses. However, there is no assurance that the Company will successfully be able to reduce such expenses to the point where revenues are greater than all cash expenses.

Furthermore, the Company’s debt obligations from the debentures discussed above have increased interest expense substantially in the current year which represents an additional amount that must be added to the Company’s revenue needs to achieve profitability.

Future capital requirements and the adequacy of available funds will depend on numerous factors and risks, including the successful expansion and increase in the number of Company-owned design centers, the sale of Company franchises on a national level, the successful development of internally branded products for distribution to franchisees, and the results of risks associated with the Company’s ability to establish meaningful consumer market identification, branding and penetration, its ability to adapt to rapid technological changes, and its ability to successfully compete against intense competitive pressures from potentially larger, better capitalized future competitors when such competitors enter the Company’s market segment. Further, the Company’s results of operations and resulting capital requirements will be affected by a wide variety of additional factors and risks including, but not limited to general economic conditions, decreases in average selling prices over the life of any particular product, new product and technology introductions, the ability to acquire sufficient quantities of a given product in a timely manner, the ability to develop and maintain critical strategic supply and co-marketing relationships and the ability to safeguard intellectual property.

In the event the Company’s plans change or its assumptions change or prove to be inaccurate or the funds available prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), the Company could be required to obtain additional funds through equity or debt financing, through strategic alliances with corporate partners and others, or through other sources in order successfully to continue to implement its business strategies.

The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding will be available on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back, or eliminate certain aspects of its business plan or current operations or attempt to obtain funds through arrangements with collaborative partners or others that may require it to surrender rights to Company methods, technologies, product development projects, certain products or existing markets. If adequate funds are not available, the business, financial condition and results of operations of the Company will be materially and adversely affected.

The Company has plans to increase the number of employees and/or independent contractors employed, contingent upon its ability to have sufficient funds to continue to implement its business strategies. The Company anticipates significant additional capital expenditures during the coming year in connection with the costs of increasing the number of Company-owned design centers, the anticipated cost of expanding and replicating the multi-purpose facility and the costs of implementing and possibly manufacturing Company branded products for distribution to franchisees and directly to retail customers.

The Company’s current policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments or other investment-grade instruments.

There can be no assurance that the Company will be able successfully to implement its business strategies or that profitability will ever be achieved. The Company expects that its future operating results will fluctuate significantly from year to year and will be affected by factors beyond its control.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements to which the Company is a party.

Impact of Inflation

Management does not believe that inflation has had a material adverse effect on the Company’s results of operations. However, Management cannot predict accurately the effect of inflation on future operating results.

Seasonality

The Company’s business is subject to seasonal variations. Historically, it has realized a significant portion of its total revenue and gross profits for the year during the second and third fiscal quarters. Due to the importance of this extended holiday shopping season, any factors negatively impacting this extended holiday selling season could have an adverse effect on the Company’s revenues and its ability to generate gross profit. The Company’s quarterly results of operations may also fluctuate significantly due to a number of factors, including the timing of new store openings, both Company-owned and franchise stores. In addition, operating results may be negatively affected by increases in merchandise costs, price changes in response to competitive factors and unfavorable local, regional or national economic developments that result in reduced consumer spending.

Critical Accounting Policies

Presented below is a discussion about the Company’s application of critical accounting policies that require it to make assumptions about matters that are uncertain at the time the accounting estimate is made, and where different estimates that it reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations. Management has identified the following accounting estimates as critical for the Company, and will discuss them separately below: allowance for bad debts and doubtful accounts, inventory obsolescence provision, and income tax accruals.

Allowance for Bad and Doubtful Accounts

Most of the Company’s accounts receivable are due from retail customers. The Company’s net accounts receivable at March 31, 2007 and June 30, 2006 of $332,508 and $139,893, respectively, represented 8% and 8%, respectively, of total assets, and the reserves of $75,000 and $25,000, respectively, represented 23% and 18%, respectively, of gross accounts receivable. Reserves are based on the Company’s review of the likely collectibility of specific accounts.

Inventory Obsolescence

Inventory represents a significant portion of the Company’s total assets (17% and 36% at March 31, 2007 and June 30, 2006, respectively). The Company’s profitability and viability are highly dependent on the demand for its products. An imbalance between purchasing levels and sales could cause rapid and material obsolescence and loss of competitive price advantage and market share. The Company believes that its product mix has provided sufficient diversification to mitigate this risk. At the end of each reporting period, the Company reduces the value of its inventory by its estimate of what it believes to be obsolete, and it recognizes an expense in this amount, which is included in cost of sales in its statement of operations.

In the Company’s industry, merchandise models change periodically. When they do, the Company reclassifies the old model into a discontinued category. The Company also reclassifies merchandise into the discontinued category when it decides it no longer wants to sell the item. Generally, the Company attempts to sell these discontinued models at standard retail prices. The Company also evaluates the obsolescence of its display inventories and service parts inventory.

Income Taxes

The Company’s estimate of deferred tax assets is affected by the assessment of its ability to generate sufficient taxable income to be able to realize the deferred tax asset. Because there can be no assurance that the Company will be able successfully to implement its business strategies or that profitability will ever be achieved, the deferred tax asset, net of reserve, has been valued at $0 at March 31, 2007 and June 30, 2006. The Company expects that its future operating results will fluctuate significantly from year to year and will be affected by factors beyond its control.

MANAGEMENT

Name	Age	Position with the Company

Scott R. Oglum	50	Chairman, Chief Executive Officer and Director
Kenneth D. Warren	48	President and Chief Operating Officer
James J. Vincenzo	60	Chief Financial Officer and Treasurer
Justin L. Schakelman	30	Vice President, Secretary and Director
David R. Hludzinski	41	Director
W. James Ludlow	53	Director
H. Gregory Silber	40	Director

Scott R. Oglum is Chairman Chief Executive Officer and the founder of the Company and has a background in franchise sales and marketing, having developed the Second Source Computer Center franchise organization in the early 1990’s. Mr. Oglum also served as President of the Company until December 27, 2005. Mr. Oglum started Second Source Computer Center in October 1988 and was the owner of that business, until it was sold in February, 2004. Mr. Oglum has served as the chief executive officer of the Company since its inception in September, 2003 as Theater Xtreme, Inc. Prior to 1988, his background was managing computer franchise stores on the East coast and Texas, working for Entre Computer Center. Mr. Oglum’s educational background includes his undergraduate degree earned at the University of Wisconsin - Madison, where he also attended the Graduate School of Business.

Kenneth D. Warren is President and Chief Operating Officer since December 27, 2005. Prior to that, Mr. Warren served as Executive Vice President - Franchising and previously Director - Franchising, since February 11, 2005. From January 2004 until the merger on February 11, 2005, he served as Vice President of Theater Xtreme, Inc. From November, 1999 to December, 2003, Mr. Warren served as General Manager of Outten Brothers Furniture located in Dover, Delaware. He has a 20 year background in sales and management, having worked in the automotive, furniture and computer industries. His expertise is in operating efficiencies and sales management. He attended Washington State University where he specialized in business administration.

James J. Vincenzo is Chief Financial Officer and Treasurer and has served in that capacity since October, 2005. Prior to joining the Company, Mr. Vincenzo was employed by Physiometrics, Inc., a healthcare service firm, of Mount Laurel NJ from January, 2005 to September, 2005 and served as its Chief Financial Officer until September 30, 2005. Prior to Physiometrics, Mr. Vincenzo was a self-employed consultant from 1999 to 2004 with Grimble & Company, Inc., a management consulting firm. During that time he also served as Treasurer for PurelyWeb Corporation, an enterprise software company, in 2001.

Justin L. Schakelman is Corporate Vice President - Marketing, Communications and Training and Secretary has served in that capacity since February 11, 2005, upon consummation of the merger between Theater Xtreme, Inc. and BF Acquisition Group II, Inc. He was elected as a director in 2005. From September 2003 until February 11, 2005, Mr. Schakelman was employed by the Company’s predecessor, Theater Xtreme, Inc. Mr. Schakelman served as a non-compensated employee until January 2005. From September 2001 until May 2004, he pursued a doctorate in educational technology at the University of Delaware, and from September 1997 until May 2001, he attended Shippensburg University in Shippensburg, Pennsylvania. Mr. Schakelman is Mr. Oglum’s step-son.

David R. Hludzinski was elected as a director in 2005 and is the Americas Sales Manager for Planar Systems, Inc. where he is currently working to launch Planar’s consumer video line. Mr. Hludzinski’s career in sales and management began with Sony Corporation, where he advanced to Sr. Account Manager for the Consumer Application Group and increased core business tenfold. During his tenure at Sony (1992 to 1998), he played a strategic role in Sony’s entry into the digital satellite market. Mr. Hludzinski continued his focus on new market development at InFocus® Corporation where he was instrumental in helping to develop new markets in catalog sales and e-commerce, and created new global accounts. He holds a B.A. in sociology with minor in business from University at Albany.

W. James Ludlow was elected as a director in 2005 and is the CEO, CFO and co-founder of Imirage. Formed in 1994, Imirage provides Internet related marketing and technology strategic support to 60 mid-Atlantic based clients with well-known names. Also, Mr. Ludlow has been instrumental in leading the development, marketing and deployment of two, enterprise, web-based portal software programs and a patent-pending software application that wirelessly enables web site content and software programs. Mr. Ludlow spent 24 years in a variety of financial, technical and operating management positions at DuPont and Air Products and Chemicals. His expertise centered in providing financial advice, business process improvement and the deployment of electronic commerce technologies. He has 22 published professional articles and has been quoted in many publications including Harvard Business Review and Fortune. Mr. Ludlow has taught 14 accounting and finance courses at the University of Delaware and Penn State University and has spoken at many conferences and panels. He has also worked in leadership and Board positions with several organizations including the Chemical Industry Data Exchange. In 1994, his first book, The Road to Wealth, which reflects his personal investment philosophies and advice, appeared in bookstores nationwide. He holds an MBA in Finance from Indiana University.

H. Gregory Silber was elected as a director in 2005 and has been President and CEO of Intelligent Systems, Inc., a custom software-consulting firm specializing in IT solutions for the pharmaceutical industry since 2001. Prior to 2001, he served as President of G-Soft Consulting in Delaware. During his 17 years of experience in the technology industry, Mr. Silber has held executive positions in three successful companies. He has held a position on the board of directors of the Delaware Academy of Science since 1999. In addition, Mr. Silber has taught Computer Science at the University of Delaware since 1999, and has published several scientific papers in Computational Linguistics and Artificial Intelligence. He regularly speaks at universities and conferences, internationally. Mr. Silber holds a Master of Science degree from the University of Delaware in computer science and artificial intelligence.

Independence of the Board of Directors

After review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board of Directors has determined affirmatively that James Ludlow, H. Gregory Silber and David Hludzinski are independent directors within the meaning of the rules promulgated by the Securities and Exchange Commission. Directors do not receive compensation for their services as directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation received by the executive officers of the Company:

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year (1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Scott Oglum Chairman and Chief Executive Officer	2006	$206,400	$0	$6,780 (2)	—	—	—	—
	2005	$86,400	$119,100	$4,234 (2)
	2004	$43,200	$20,963	$2,117 (2)	—	—	—	—
Kenneth D. Warren (3) President and Chief Operating Officer	2006	$99,996	$27,963	$724 (2)	—	—	—	—
	2005	$60,000	$36,570	$1,261 (2)
	2004	$26,200	—	$ 185 (2)	—	—	—	—
	2004	—	—	—
James J. Vincenzo (4) Treasurer and Chief Financial Officer	2006	$67,082	$3,500	$2,937 (2)
	2005	—	—	—
	2004	—	—	—
Justin Schakelman Corporate Vice President, Secretary and Director	2006	$60,969	$0	$1,359 (2)	—	—	—	—
	2005	$24,000	$215	$268 (2)
	2004	(5)	(5)	$993 (2)
(1)	The 2004 fiscal year compensation represents compensation received from January 1, 2004 to June 30, 2004.
(2)	Reflects reimbursement of vehicle costs or out-of-pocket business expenses.
(3)	Mr. Warren was Executive Vice-President until December 27, 2005.
(4)	Mr. Vincenzo joined the Company in October, 2005.
(5)	Mr. Schakelman was a non-compensated employee until January, 2005.

Option Grants In Last Fiscal Year

The following table sets forth information concerning the grant of stock options during fiscal year 2006 to the executive officers names in the summary compensation table. All such grants were made under the Company’s 2005 Stock Option Plan.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 yrs) (3)
Name of Executive	Number of Securities Underlying Options Granted	% of Total Options Granted to all Employees in Fiscal 2006 (2)	Exercise or Base Price per Share	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate

Scott Oglum	--	--	$--	--	$--	$--
Kenneth D. Warren(1)	220,000	26%	$0.35	2015	$125,400	$199,700
James J. Vincenzo(1)	250,000	29%	$0.35	2015	$142,500	$227,000
James J. Vincenzo(2)	250,000	29%	$1.00	2016	$407,200	$648,400
Justin Schakelman	--	--	$--	--	$--	$--

(1)	Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.
(2)	Options granted vest in increments of one-fourth of the total number of options granted on the first, second, third and fourth anniversary dates of the date of grant.
(3)	During its 2006 fiscal year, the Company granted to employees options to purchase 850,000 shares of common stock.
(4)
The potential realizable values are based on an assumption that the stock price of the shares of common stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for nontransferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the common stock.

Aggregated Option Exercises in the 2006 Fiscal Year and Value of Options at June 30, 2006

	Exercised in 2006 Fiscal Year		Number of Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money Options at June 30, 2006
Name of Executive	Shares Acquired on Exercise	Value Realized	Exercisable	Un-exercisable	Exercisable	Un-exercisable
Scott Oglum	0	-	-	0	-	-
Kenneth D. Warren	0	-	115,000	335,000	$40,250	$117,250
James J. Vincenzo	0	-	0	500,000	-	$337,500
Justin Schakelman	0	-	-	0	-	-

None of the above named executive officers held any stock appreciation rights at June 30, 2006.

Directors do not receive compensation for their services as directors. The Company has not entered into any employment or consulting agreements with any of its officers or directors.

Stock Option Plan

The 2005 Stock Option Plan (the “Incentive Plan” or “Plan”) was unanimously approved by the Board of Directors and shareholders on April 5, 2005. The Incentive Plan authorizes the grant of options to officers, employees, affiliates and directors of the Company to purchase shares of the Company’s common stock.

On October 19, 2005, the Board of Directors unanimously approved amending the Plan to increase from 1,400,000 to 1,700,000 the maximum aggregate number of shares of common stock that may be issued under the Plan. On November 8, 2005, the Board of Directors unanimously approved increasing the maximum to 2,000,000 from 1,700,000 and amending the Plan accordingly. Such increase was approved by the shareholders at the 2005 Annual Meeting of Shareholders held on December 21, 2005.

As of May 11, 2007, options to purchase 534,283 shares remain available for grant under the Plan.

Employment Contracts and Termination of Employment Arrangements

The Company does not currently have any employment contracts or termination of employment agreements with any of its executive officers.

Equity Compensation Plan Information

The following table summarizes information regarding securities authorized for issuance under the Plan as of March 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,380,717	$0.51	619,293
Equity compensation plans not approved by security holders	0	$0	0
Total:	1,380,717	$0.51	619,293

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of May 11, 2007, the number and percentage of shares of the Company’s common stock owned beneficially by (i) each director, (ii) each executive officer, (iii) all executive officers and directors as a group, and (iv) each person who is known by us to own beneficially more than 5% of the Company’s common stock. All common stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not actually be outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power and the address is c/o Theater Xtreme Entertainment Group, Inc., 250 Corporate Boulevard, Suite E & F, Newark, Delaware 19702.

Name of Beneficial Owner	Amount(1)	Percent of Class(2)
Scott R. Oglum	3,618,275(3)	18.17%
James J. Vincenzo	155,836(4)	*
David R. Hludzinski	205,689(5)	1.03%
W. James Ludlow	185,703(6)	*
Linda Oglum	2,978,000(7)	14.96%
Justin L. Schakelman	500,006	2.51%
H. Gregory Silber	50,000(8)	*
Kenneth D. Warren	270,840(9)	1.34%
The Werwinski Family Limited Partnership	2,070,275(10)	10.40%
All directors and executive officers together as a group (7 persons)	4,986,349(11)	24.57%

* Represents less than 1% of the Company’s common stock.

(1)
This table is based on information supplied by officers, directors and principal shareholders of the Company and on any Schedule 13D or 13G filed with the SEC. On that basis, the Company believes that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 19,912,425 shares outstanding on May 11, 2007.

(3)	Does not include 2,978,000 shares owned by Linda Oglum, Mr. Oglum’s spouse. Mr. Oglum disclaims any beneficial interest in the shares owned by his wife.

(4)
Mr. Vincenzo owns options to purchase 416,667 shares of Company Common Stock, 166,667 shares at an exercise price of $0.35 per share and 250,000 shares at $1.00 per share. 62,500 of such options are vested, or will be vested, in the next sixty days and are included in the table above.

(5)
Mr. Hludzinski owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 25,000 such shares are vested and included in the table above. Mr. Hludzinski also owns options to purchase 10,000 additional such shares exercisable at $1.12 per share; none of such options are vested, or will be vested, in the next sixty days.

(6)
Mr. Ludlow owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 25,000 such shares are vested and included in the table above. Mr. Ludlow also owns options to purchase 10,000 additional such shares exercisable at $1.12 per share; none of such options are vested, or will be vested, in the next sixty days.

(footnotes continued on next page)

(7)	Does not include 3,618,275 shares owned by Scott Oglum, Mrs. Oglum’s spouse. Mrs. Oglum disclaims any beneficial interest in the shares owned by her husband.

(8)
Mr. Silber owns options to purchase 50,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 25,000 such shares are vested and included in the table above. Mr. Silber also owns options to purchase 10,000 additional such shares exercisable at $1.12 per share; none of such options are vested, or will be vested, in the next sixty days.

(9)
Mr. Warren owns options to purchase 450,000 shares of Company common stock at an exercise price of $0.35 per share, of which options to purchase 245,834 such shares are vested and included in the table above. No further options held by Mr. Warren will vest in the next 60 days. The number of shares in the table does not include 20,006 shares owned by Hildaura Warren, Mr. Warren’s spouse. Mr. Warren disclaims beneficial interest in the shares owned by his wife.

(10)	Robert and Edna Werwinski are the general partners of the limited partnership and have shared power to vote and dispose of such shares. The address is 3 Chipmunk Lane, Kennett Square, PA, 19348.

(11)	Such total is comprised of 4,603,015 shares of common stock and 383,334 options to purchase common stock which have vested or will vest in the next 60 days.

RELATED PARTY TRANSACTIONS

Certain of the video components sold by the Company bear the InFocus® brand name and are purchased through distributors authorized to sell InFocus® products. A Company’s director and shareholder, David Hludzinski, was formerly employed by InFocus® Corporation as its Business Development Manager for the Consumer Sector where he was chiefly responsible for starting the consumer business unit in North America and for creating and developing relationships with strategic partners in the consumer electronics industry. Aggregate purchases of product bearing the InFocus® brand name amounts to approximately $166,000 and $350,000 for six months ended December 31, 2006 and the fiscal year ended June 30, 2006, respectively.

In September, 2006, the Company entered into a distribution agreement with Planar Systems, Inc. to distribute its existing and future product lines comprised of video screens and video components. Mr. Hludzinski is currently employed by Planar as its Americas Sales Manager where he is currently working to launch Planar’s consumer video line. As of May 11, 2007, the Company has purchased $15,000 of video line products from Planar.

Justin Schakelman, who is a director and Corporate, Vice President-Marketing, Communications and Training, is the step-son of Scott Oglum, Chief Executive Officer.

PLAN OF DISTRIBUTION

As used in this prospectus, selling security holder includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders’ shares after the date of this prospectus. The Company is paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of common stock on any stock exchange, market or trading facility on which Company shares are then traded or in private transactions, at prevailing market prices or privately negotiated prices. The selling security holders may sell some or all of their common stock through:

•	ordinary brokers’ transactions which may include long or short sales;
•	transactions involving cross or block trades or otherwise;

•	purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;
•	market makers or into an existing market for the common stock;
•	other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	transactions in options, swaps or other derivatives; or
•	any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of Company common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of Company common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (“Securities Act”). In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In the event that any selling security holder sells any of his common stock to a broker, dealer or underwriter as principal, such shares may be resold by the broker, dealer or underwriter only under an amended prospectus that discloses the selling security holder’s arrangements with the broker/ dealer/ underwriter participating in the offering and identifies the participating broker/ dealer/ underwriter. Any participating brokers/ dealers will be considered as an “underwriter” and will be identified in the amended prospectus as such.

In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. The Company knows of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:

•	transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

•	sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

The Company has advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of Company common stock in connection with the distribution of shares. The Company has further advised selling security holders who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

The Company will amend or supplement this prospectus as required by the Securities Act.

SELLING SECURITY HOLDERS

The following table shows for each selling security holder:

•	the number of shares of common stock beneficially owned by him or her as of November 24, 2006
•	the number of shares of common stock covered by this prospectus, and
•
the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

None of the selling security holders is a broker-dealer. The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

This prospectus updates the information contained in the prospectus originally dated December 28, 2006 and supplemented on February 23, 2007. Between December 28, 2006 and the date of this prospectus, some of the selling security holders may have sold some or all of their shares registered hereunder. However, the Company does not know which selling security holders have sold their shares nor how many shares have been sold. Consequently, the Company does not know how many shares covered by the prospectus remain to be sold. (However, no Warrants have been exercised.)

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering

Asmodeo, John	3,000	3,000	None	None
Buettner, Theodore	5,000	5,000	None	None
Burkhard, Alan	100,000	100,000	None	None
Bushido Capital Master Fund LP(1)	450,000	450,000	None	None
Caldera Properties Baltimore I LLC(2)	100,000	100,000	None	None
Carlin Capital Management LLC(3)	40,000	40,000	None	None
Ciccone, Timothy	3,500	3,500	None	None
Cohen, Alan	2,500	2,500	None	None
DeBaecke, Michael	50,000	50,000	None	None
Edwards, Michael	1,500	1,500	None	None
Fimple, Kathleen	1,000	1,000	None	None
Gallagher, Joseph, Michele, Shane and Seth	20,000	20,000	None	None
Gibson, Matthew	7,500	7,500	None	None
Goggin, Robert	150,000	150,000	None	None
Guerrazzi, Vernon & Cynthia	1,000	1,000	None	None
Hludzinski, Daniel	6,000	6,000	None	None
Hludzinski, David & Krista	25,000	25,000	None	None
Hludzinski, Jean	10,000	10,000	None	None
Hludzinski, David & Krista	11,000	11,000	None	None
Jones, Robert	4,000	4,000	None	None
Meiser, Steven & Rachel	5,000	5,000	None	None
Morris, Nathan	6,000	6,000	None	None
Moskey IV, Thomas A	75,000	75,000	None	None
MP I, LP	100,000	100,000	None	None
Odell, Robert	50,000	50,000	None	None
Paloni, Ronald	10,000	10,000	None	None
Patrick, Michael & Nancy	20,000	20,000	None	None

Name (beneficial owners with voting or investment control)	Shares of Common Stock Beneficially Owned Before Offering	Shares of Common Stock to Be Sold In Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage of Ownership After Offering
Pierce Diversified Strategy Master Fund LLC Series BUS (4)	200,000	200,000	None	None
Piontowski, Eugene & Beth	1,500	1,500	None	None
Senius, Amy	5,000	5,000	None	None
Sopher, Jonathan	25,000	25,000	None	None
Stevens, Ross M.	1,500	1,500	None	None
Universal Capital Management, Inc. (5)	300,000	300,000	None	None
Vogel, Randall	2,000	2,000	None	None
Williams, Henry B.	1,000	1,000	None	None

TOTAL	1,793,000(6)	1,793,000(6)

(1)	The general Partner is Bushido Capital Partners, Ltd. and Christopher Rossman is the Managing Director.
(2)	Mark McGreevy is the Managing Member.
(3)	Leo Carlin is the Managing Member.
(4)	Bushido Capital Partners, Ltd. is the Attorney-in-Fact and Christopher Rossman is the Managing Director.
(5)
Universal Capital Management, Inc. is a corporation with approximately 600 stockholders. The executive officers of the Company are Michael Queen, Joseph Drennan, and William Colucci. The directors are Messrs. Queen, Drennan, Jeffrey Muchow, Steven P. Pruitt, and Thomas M. Pickard.

(6)
An additional 40,000 shares are included in the total number being registered under this Registration Statement pursuant to warrants sold by the Company on October 23, 2006. Such warrants require us to register 110% of the common stock underlying the warrants. These additional 40,000 shares may never be issued.

DESCRIPTION OF COMMON STOCK

The Company is authorized by the Articles of Incorporation, as amended, to issue 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, no par value. As of May 11, 2007, there were 19,912,425 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock are entitled to cast one vote for each share held. A majority of shares outstanding and entitled to vote constitutes a quorum and shareholder actions are decided by the vote of a majority of shares represented in person or by proxy at any annual or special meeting of shareholders, unless a greater vote is required by law. A written consent describing the action to be taken and signed by one or more holders of shares having at least the minimum number of votes that would be necessary to take such action at a shareholders meeting also constitutes the action of the shareholders.

No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any Company securities convertible into shares of common stock. No holder of common stock has conversion or redemption rights.

Options and Warrants

As of May 11, 2007, options to purchase an aggregate of 1,380,717 shares of common stock were issued and outstanding. These options were issued to several Company employees, directors and consultants. The exercise prices of these options varies between $0.35 and $1.12 per share. The options expire at various dates through April, 2007.

In addition, the Company has the following warrants outstanding:

Date of Issue	Exercise Price	Number of Shares Issuable	Expiration Date
October 23, 2006	$1.00	200,000	October 22, 2011
October 23, 2006	$1.00	200,000	October 22, 2011
December 22, 2006	$1.10	560,000	December 22, 2011
January 22, 2007	$1.00	40,000	January 22, 2012
March 6, 2007	$1.10	460,600	March 6, 2012
TOTAL		1,460,600

Transfer Agent

The Company transfer agent is StockTrans, Inc. 44 West Lancaster Avenue, Ardmore, PA 19003.

SHARES ELIGIBLE FOR FUTURE SALE

The Company had 19,912,425 shares of common stock outstanding as of May 11, 2007. All of the shares of common stock registered hereunder will be freely tradable without restriction or further registration under the Securities Act except to the extent held by affiliates of the Company.

The number of shares being registered for resale may impair the Company’s ability to raise capital through the sale of equity securities and could also negatively affect the price that holders of common stock receive for their shares.

This prospectus updates the information contained in the prospectus originally dated December 28, 2006 and supplemented on February 23, 2007. Between December 28, 2006 and the date of this prospectus, some of the selling security holders may have sold some or all of their shares registered hereunder. However, the Company does not know which selling security holders have sold their shares nor how many shares have been sold. Consequently, the Company does not know how many shares covered by the prospectus remain to be sold. (However, no Warrants have been exercised.)

Any shares purchased by an affiliate of the Company will be subject to the resale limitations of Rule 144 under the Securities Act. An affiliate of the Company is a person who has a control relationship with the Company, which generally includes all executive officers and directors and shareholders owning 10% or more of the Company’s common stock.

“Restricted securities” may only be sold as follows:

•	pursuant to a registration statement under the Securities Act,
•	in compliance with the exemption provisions of Rule 144, or
•	pursuant to another exemption under the Securities Act.

In general, Rule 144 requires that affiliates and persons owning restricted securities hold their securities for a minimum of one year, limits the number of securities that may be sold within any 3 month period, requires that sales must be made through unsolicited brokers’ transactions or in transactions directly with a market maker, and requires the filing of a Form 144 if the securities to be sold during any three-month period exceeds 500 shares or has a total sales price over $10,000. Rule 144 limits the number of shares of common stock that may be sold within any three month period to the greater of:

•	one percent of the outstanding shares of common stock, or
•	the average weekly trading volume of common stock during the four calendar weeks prior to such sale.

Sales under Rule 144 are also subject to the availability of current public information about the Company. However, persons who are not Company affiliates and who have held their restricted securities for at least two years may resell their shares without regard to the foregoing requirements of Rule 144.

A sale of shares by current shareholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the common stock. To the extent that these shares enter the market, the price of the common stock in the over-the-counter market may be reduced.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Since July 7, 2006, shares of Company common stock have been quoted for trading on the Over-the-Counter Bulletin Board. The history of the trading since then is as follows:

Quarter Ended	High Close or Last Sale Price (2)	Low Close or Last Sale Price (2)

September 30, 2006 (1)	$2.95	$0.85
December 31, 2006	$1.35	$0.70
March 31, 2007	$1.04	$0.65
June 30, 2007(3)	$0.90	$0.45

(1)	Commencing July 7, 2006
(2)	Source: NASD website maintained at http://quotes.nasdaq.com
(3)	Through May 11, 2007

The last reported sale price of the Company’s common stock was $0.58 per share on May 11, 2007. All price quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Holders

On May 11, 2007, there were approximately 689 registered holders of Company common stock. The Company has outstanding options to acquire 1,380,717 shares of Company common stock held by 23 option holders.

Dividends

Holders of Company common stock are entitled to receive such dividends as may be declared by the board of directors. The Company has not declared any cash dividends on its common shares for the last two fiscal years and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to use all available funds for the development of the business. The Company is not currently a party to any agreement restricting the payment of dividends.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP has passed on the validity of the common stock offered by this prospectus.

EXPERTS

The financial statements for the years ended June 30, 2006 and 2005, set forth in this prospectus have been audited by Morison Cogen LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Bylaws provide that the Company shall indemnify the officers and directors against liabilities and expenses actually and reasonably incurred by them in connection with any claims made against them, or the defense of any action to which they may be made a party, by reason of their having been a Company officer or director. However, no director or officer shall be indemnified against any matters as to which he is judged to be liable for negligent or willful misconduct in the performance of his duties or for which indemnification would be against public policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE INVESTORS CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 that the Company filed with the Securities and Exchange Commission. The Registration Statement was declared effective on December 22, 2006.

For more information about the Company, visit the Company’s web site at www.theaterxtreme.com. The Company’s electronic filings with the U.S. Securities and Exchange Commission (including the Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, and any amendments to these reports) are available free of charge at www.sec.gov. The public may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

THEATER XTREME ENERTAINMENT GROUP, INC.
BALANCE SHEETS
MARCH 31, 2007 AND JUNE 30, 2006

	MARCH 31,	JUNE 30,
	2007	2006
Assets	(UNAUDITED)	(AUDITED)

Current Assets:
Cash and equivalents	$1,218,158	$466,481
Accounts receivable, net of allowance of $75,000, and $25,000	332,508	139,893
Inventory	711,261	629,056
Prepaid expenses	410,331	132,679
Other current assets	292,360	15,441
Total current assets	2,964,618	1,383,550

Property and equipment, net	814,723	357,434

Other assets:
Deferred Financing Fees	250,000
Deposits	48,954	20,720
Total Other Assets	298,954
	$4,078,295	$1,761,704
Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$664,180	$646,290
Payroll tax liabilities	125,946	58,715
Current portion of notes payable	29,113	19,129
Non-convertible debentures	300,000	-
Deferred franchise fees	284,000	279,000
Deferred sales	654,455	679,706
Total current liabilities	2,057,694	1,682,840

Long-term Liabilities:
Non-Convertible Debentures	2,700,000
Notes payable, net of current portion	90,031	47,163
Total long-term liabilities	2,790,031	47,163
Total liabilities	4,847,725	1,730,003

Stockholders' Equity (deficit):
Preferred stock, no par value, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par, 50,000,000 shares authorized;
19,847,825 and 19,122,342 shares issued	19,847	19,122
Additional paid in capital and outstanding	5,357,222	3,973,742
Accumulated deficit	(6,146,499)	(3,961,163)
Total stockholders' equity (deficit)	(769,430)	31,701

	$4,078,295	$1,761,704

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED MARCH 31, 2007 AND 2006
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2007	2006	2007	2006

Revenues	$1,821,275	$1,224,272	$4,985,992	$3,228,252

Cost of revenues	1,060,025	730,998	3,007,485	1,869,931
Occupancy expenses	148,017	80,025	374,788	233,177
Selling, general and administrative expenses	1,092,940	849,020	3,355,444	2,570,051
	2,300,982	1,660,043	6,737,717	4,673,159

Loss from operations	(479,707)	(435,771)	(1,751,725)	(1,444,907)

Interest income	2,035	1	2,635	47
Interest expense	(351,028)	(1,293)	(436,246)	(3,910)

Net loss	$(828,700)	$(437,063)	$(2,185,336)	$(1,448,770)

Basic and diluted:
Loss per common share	$(0.04)	$(0.02)	$(0.11)	$(0.08)

Weighted average shares	19,843,106	17,875,225	19,691,398	17,360,818

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
NINE MONTHS ENDED MARCH 31, 2007

	Number of
($ US except shares)	Shares of		Additional		Total
	Common	Common	Paid-in	Accumulated	Stockholders'
	Stock	Stock	Capital	Deficit	Equity (Deficit)

Balance at June 30, 2006 (Audited)	19,122,342	$19,122	$3,973,742	$(3,961,163)	$31,701

Issuance of common stock, purchase of assets	40,000	40	39,960	-	40,000

Issuance of common stock, services rendered,	500,000
net of transfer agent and legal fees		500	424,500	-	425,000

Vested employee stock options	-	-	97,352	-	97,352

Vested non-employee stock options	-	-	8,501	-	8,501

Issuance of common stock, exercise of employee
options, net of transfer agent and legal fees	185,083	185	64,367	-	64,552

Issuance of warrants, deferred financing fees	-	-	730,400	-	730,400

Issuance of warrants, services rendered	-	-	18,400		18,400

Net loss for the Nine months ended
March 31, 2007	-	-	-	(2,185,336)	(2,185,336)

Balance at March 31, 2007 (Unaudited)	19,847,425	$19,847	$5,357,222	$(6,146,499)	$(769,430)

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED MARCH 31
(UNAUDITED)
	2007	2006
Cash flows from operating activities:
Net Loss	$(2,185,336)	$(1,448,770)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	128,489	75,587
Forgiveness of merger liabilities	(8,569)
Issuance of common stock for services	-	303,500
Issuance of common stock, purchase of assets	18,400	-
Increase in allowance for doubtful accounts	25,000	-
Employee stock option vesting for compensation	97,352	22,084
Non-employee stock option vesting for services	8,501	8,761
Amortization of deferred charges	625,025	-
Increase (decrease) in assets
Accounts receivable	(217,615)	(27,397)
Inventory	(82,205)	(128,011)
Prepaid expenses	2,723	27,469
Other current assets	(276,919)	-
Increase (decrease) in liabilities
Accounts payable and accrued expenses	26,449	259,136
Payroll liabilities	67,241	10,272
Due to officer	-	(243)
Deferred franchise fees	5,000	179,000
Deferred sales	(25,251)	229,821
Net cash used in operating activities	(1,791,715)	(488,791)
Cash flows from investing activities:
Deposits on stores and corporate facilities	(28,234)	-
Purchase of property and equipment	(335,170)	(176,457)
Net cash used in investing activities	(363,404)	(176,457)
Cash flows from financing activities:
Repayment of notes payable	(157,756)	-
Proceeds from note payable	-	18,199
Proceeds from short term debentures	1,500,000
Repayment of short term debentures	(1,200,000)
Proceeds from long term debentures	2,700,000	-
Proceeds from issuance of common stock	64,552	663,563
Net cash provided by financing activities	2,906,796	681,762
Net increase in cash	751,677	16,514
Cash and equivalents, beginning of period	466,481	112,874
Cash and equivalents, end of period	$1,218,158	$129,388
Supplemental disclosure:
Cash paid during the period for interest	$80,846	$3,910
Supplemental disclosure of non-cash
investing and financing activities:
Liabilities assumed as part of acquisition of property	$2,598	-
Acquisition of property and equipment
by issuance of notes payable	$210,608	$36,530
Acquisition of property and equipment
by issuance of common stock	$40,000	-
Prepaid consulting services
by issuance of common stock	$425,000	-
Deferred financing charges
by issuance of warrants	$730,400	-
Consulting services paid
by issuance of warrants	$18,400	-

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 1: Nature of Operations and Significant Accounting Policies

Basis of Presentation. The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ending March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006.

Nature of operation. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of its home cinema design centers, the sale of franchise stores and wholesale product distribution to franchisees. The Company opened its first Company retail store, “design center,” in September 2003 in Newark, Delaware. In August 2004, the Company opened a second Company-owned design center in Wilmington, Delaware, a third in Bel-Air, Maryland in September 2005 and in July, 2006 acquired the business and assets of a fourth, in Leesport, Pennsylvania, from one of its former franchisees. The Company has sold twenty-one franchises, eight of which are open and operating as franchises and one (the Leesport store) now operating as a Company-owned store. The Company has designed and created large-format home theater entertainment systems offering new technology at prices affordable to many families. The Company offers franchise licenses nationwide and expects to open additional stores in the Mid-Atlantic region.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues for the three and nine months ended March 31:

	Three Months ended March 31		Nine Months ended March 31
	2007	2006	2007	2006
Retail sales	$1,407,730	$1,033,101	$3,976,191	$2,842,064
Wholesale sales	341,723	138,371	834,976	266,447
Franchise licenses and royalties	71,822	52,800	174,825	119,741
Total revenues	$1,821,275	$1,224,272	$4,985,992	$3,228,252

Retail sales represent the sale and installation of home-theater equipment. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

goods by the customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally these events occur on the same date. Revenues are recognized on a completion of work or product delivered basis for larger, more complex systems where installation occurs over a period of time. Larger systems are principally aggregations of a number of smaller, same-customer service work orders or product orders that collectively are characterized as complex installations whose service or product delivery dates can extend over a number of weeks owing to both customer installation time preferences or unavailability of product.

Customer deposits on orders that are not completed are shown as deferred revenue. Also included in deferred revenue is an amount that represents the unexpired (unearned) portions of paid customer extended service contracts. In addition, the Company has deferred revenue from the sales of franchise licenses. Such revenue will be recognized when the related franchise design center opens for business, as that is the time when the Company has substantially completed its obligations to these franchisees.

The following is a summary of amounts included in deferred sales as at March 31:

	2007	2006
Deferred Retail sales	$618,683	$701,646
Unearned service contract revenue	35,772	24,537
Total Deferred Sales	$654,455	$726,183

Net new retail sales orders were $1,142,880 and $3,947,940 for the three and nine months ended March 31, 2007, respectively.

Loss Per Share. The Company follows SFAS 128, Earnings Per Share, resulting in the presentation of basic and diluted earnings (loss) per share. For the three and nine months ended March 31, 2007 and 2006, the basic and diluted loss per share are the same, because the assumed conversion of stock equivalents would be anti-dilutive as the Company experienced a net loss for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Inventory Obsolescence: Inventory represents a significant portion of the Company’s assets. The Company’s profitability and viability are highly dependent on the demand for its products. An imbalance between purchasing levels and sales could cause rapid and material obsolescence, and loss of competitive price advantage and market share. The Company believes that its product mix has provided sufficient diversification to mitigate this risk. At the end of each reporting period, the Company reduces the value of its inventory by an estimate of what the Company believes to be obsolete, and the Company recognizes an expense in this amount, which is included in cost of sales in its statement of operations.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

In the Company’s industry, merchandise models change periodically. When they do, the Company reclassifies the old model into a discontinued category. The Company also reclassifies merchandise into the discontinued category when the Company decides it no longer wants to sell the item. At the end of each reporting period, the Company reviews the value of discontinued merchandise and reduces its value in cases where the net realizable value is estimated to be less than the cost of the merchandise. Generally, the Company attempts to sell these discontinued models at standard retail prices. The Company also similarly evaluates the obsolescence of its display inventories and service parts inventory.

Shipping and Handling Fees and Costs. The Company classifies shipping and handling fees when charged to the customer, as revenue. The Company classifies shipping and handling costs as part of selling and administration expenses. Shipping and handling costs were $17,177 and $13,247 for the three months ended March 31, 2007 and 2006, respectively and $58,194 and $22,573 for the nine months ended March 31, 2007 and 2006, respectively. In view of the Company’s treatment of shipping and handling costs as a component of selling, general and administrative cost, its gross margin may not be comparable to those of other companies where shipping and handling costs are included in cost of revenue.

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising and promotional expense totaled $114,932 and $125,134 for the three month periods ended March 31, 2007 and 2006, respectively, and $396,511 and $357,714 for the nine months ended March 31, 2007 and 2006, respectively.

Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method as permitted under SFAS No. 123(R). Under this transition method, beginning with the first calendar quarter of 2006, recognized compensation costs include compensation cost for all non-forfeited share-based payments granted, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R), and without regard to vesting. In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for the nine months ended March 31, 2006 have not been restated.

Accordingly, no compensation cost was recognized for stock options issued during any period prior to January 1, 2006. For the three months ended March 31, 2006, recognized compensation costs included compensation costs for all non-forfeited share-based payments granted. Additionally, all services-related expense amounts recognized on behalf of outside Directors were reflected in net income for both the three months and nine months ended March 31, 2006. As a result of the adoption of SFAS No. 123(R), the Company’s net income was approximately $26,320 lower, during the nine months ended March 31, 2006 as a result of stock-based compensation expense than it otherwise would have been.

Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), the Company’s net loss and net loss per common share for the nine months ended March 31, 2006 would have been modified by $(26,320) and would have resulted in the pro forma amount indicated below. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of between 45% and 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years.

Results for the nine months ended March 31, 2006:

Net loss:
As reported	$(1,448,770)
Pro forma	$(1,475,090)

Net loss per share:
As reported	$(0.08)
Pro forma	$(0.08)

As of March 31, 2007, there was $300,674 of unrecognized compensation expense and $39,889 of unrecognized expenses for services related to non-vested market-based option share awards that are expected to be recognized through June 30, 2011.

Recently Issued Accounting Pronouncements. In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 (the Company’s fiscal year 2008) and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its consolidated financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB No. 108”). SAB No. 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. The Company will be required to adopt the provisions of SAB No.108 in its fiscal year 2008. The Company currently does not believe that the adoption of SAB No. 108 will have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 (the Company’s fiscal year 2009) and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the third calendar quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

Note 2: Notes Payable

On July 1, 2006, the Company purchased the assets and business of its former franchisee, Theaters 4 U LLC, located in Leesport, Pennsylvania for a total consideration of $193,307. In consideration for the purchased assets, the Company paid $10,000 cash, issued 40,000 shares of the Company’s common stock valued at $1.00 per share, or $40,000, assumed liabilities of $2,598 and issued a promissory note of $140,709. The Company satisfied and retired this obligation on December 31, 2006.

During the nine months ended March 31, 2007, the Company issued 400,000 warrants to purchase shares of the Company’s common stock at an exercise price of $1.00 per share and warrants to purchase 1,020,600 shares of the Company’s common stock at an exercise price of $1.10 per share, as more fully described in the paragraphs below.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

On October 23, 2006, the Company entered into a Securities Purchase Agreement with two accredited investors (the “October Investors”) for the purchase of (i) $500,000 in non-convertible 10% debentures (the “October Debentures”) and (ii) warrants (the “October Warrants”) to purchase 400,000 shares of the Company’s common stock (the “October Financing”). The October Financing provided the Company with aggregate sales proceeds of $500,000. The proceeds of the October Financing net of transaction expenses were used for general corporate purposes. The October Warrants have an exercise price of $1.00 per share representing the fair value as of October 23, 2006. The Company has valued the October Warrants at $287,500 and was amortizing this amount as additional financing costs over the time of the October Debenture. The Company used the Black-Scholes model to calculate the fair value of the warrants, with the following assumptions: no dividend yield, 45% volatility, risk-free interest rate of 4.8% and expected warrant life of five years. The October Warrants are subject to a full ratchet price protection for their five-year life. The Company and the October Investors also entered into a Registration Rights Agreement pursuant to which the Company registered the common stock underlying the October Warrants. Each officer and director of the Company also entered into a lock-up agreement with the Investors pursuant to which they agreed not to sell, offer to sell, contract to sell, agree to sell, hypothecate, pledge, grant any option for sale or purchase or otherwise dispose of Company common stock or common stock equivalents for 90 days. The October Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933. The Company satisfied and retired the October Debentures on March 6, 2007 in connection with the March Financing, as more fully described below. Prior to their repayment, the October Debentures matured on the earlier of November 13, 2007 and the date that the Company received net proceeds from debt and/or equity financings of at least $2,000,000. The October Debentures bear interest at 10% per annum. As a result of the October Debentures being retired earlier than their normal time, the Company also expensed the unamortized balances of additional financing costs associated with the October Warrants, amounting to $235,360 which is included in interest expense.

Between November 15, 2006 and November 22, 2006, the Company executed and delivered debentures to three accredited investors (the “November Investors”) in the aggregate face amount of $300,000 (the “November Debentures”), the proceeds of which, net of transaction expenses, were used for general corporate purposes. The November Debentures mature on November 30, 2007 and may be prepaid at any time in whole or in part upon payment of a fee equal to five percent (5%) of the amount of principal repayment. The November Debentures bear interest at 15% per annum. The November Debentures were sold to the November Investors in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

On December 22, 2006, the Company entered into a Securities Purchase Agreement with Kinzer Technology, LLC. (the “December Investor”) for the purchase of (i) a $700,000 non-convertible 10% debenture (the “December Debenture”) and (ii) warrants (the “December Warrants”) to purchase up to 560,000 shares of the Company’s common stock (the “December Financing”). The December Financing provided the Company with aggregate proceeds of $700,000. The proceeds of the December Financing, net of transaction expenses, were used for general corporate purposes. The December Warrants have an exercise price of $1.10 per share, representing the fair value as of December 22, 2006. The Company has valued the December Warrants at $289,900 and will amortize this amount as additional financing costs over the time of the December Debenture. The Company used the Black-Scholes model to calculate the fair value of the warrants, with the following assumptions: no dividend yield, 45% volatility, risk-free interest rate of 4.6% and expected warrant life of five years. The December Warrants are subject to a full ratchet price protection for the five-year life of the Warrants. The December Financing was made in

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933. In connection with the March Financing as more fully described below, the

Company satisfied and retired the December Debenture. Prior to its repayment, the December Debenture matured on the earlier of November 15, 2007 and the date that the Company received net proceeds from debt and/or equity financings of at least $1,500,000. The December Debenture bears interest at 10% per annum. Additionally, because the December Debenture was modified, as more fully described below, the Company also modified the amortization of the additional financing costs associated with the December Warrants.

On March 6, 2007, the Company entered into a Securities Purchase Agreement with Kinzer Technology, LLC (the “March Investor”), modifying its existing financing and receiving $2,000,000 in net proceeds from the transaction which was comprised of (i) the cancellation of the December Debenture of $700,000, (ii) the issuance of a new $2,700,000 non-convertible 10% debenture (the “March Debenture”) and (iii) issuance of additional warrants (the “March Warrants”) to purchase up to 400,000 shares of the Company’s common stock (the “March Financing”). The proceeds of the March Financing were used to repay the October Debentures and the December Debenture, each together with accrued and payable interest, and the remainder, net of transaction expenses, is being used for general corporate purposes. The March Debenture matures on March 6, 2010. The March Debenture bears interest at 10% per annum. The March Warrants have an exercise price of $1.10 per share, representing the fair value as of March 6, 2007. The Company has valued the March Warrants at $153,000 and will amortize this amount and the remaining amount associated with the December Warrants over the time of the March Debenture. For the three months ended March 31, 2007, the Company expensed, as an additional interest expense, $50,380 for the December Warrants (January 1 through March 6, 2007) and $9,120 on behalf of the March Warrants (March 7 through March 31, 2007). As of March 31, 2007 an aggregate of $375,000 of deferred financing costs remain to be amortized over the time of the March Debenture. The Company used the Black-Scholes model to calculate the fair value of the warrants, with the following assumptions: no dividend yield, 45% volatility, risk-free interest rate of 4.5% and expected warrant life of five years. The March Warrants are subject to a full ratchet price protection for the five-year life of the Warrants. The March Financing was made in reliance on an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933.

Note 3: Common Stock

During the nine months ended March 31, 2007, the Company issued 40,000 of its common shares at $ 1.00 per share, the fair value per share, for the purchase of certain assets pursuant to an asset purchase agreement dated July 1, 2006.

During the nine months March 31, 2007, the Company issued 500,000 of its common shares at $ 0.85 per share, the fair value per share, for services rendered, which shall be amortized over a twelve month period.

During the nine months March 31, 2007, the Company granted warrants to purchase 40,000 shares of the Company’s common stock at an exercise price of $1.00 to a consultant in consideration for services rendered. The Company valued these warrants at $18,400 and expensed this amount in the third fiscal quarter as a consulting expense.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 4: Stock Option Plan

In April, 2005, stockholders holding a majority of the shares of the Company’s common stock approved the adoption of the Company’s 2005 Stock Option Plan (the “Plan”). The Plan is designed to help the Company attract, motivate and retain high quality employees necessary to execute the Company’s business plans successfully. On December 21, 2005 stockholders holding a majority of the shares of the Company’s common stock approved an increase in the number of common shares allocated to the Plan to 2,000,000, from 1,400,000 shares.

Participation in the Plan is limited to employees and outside Directors. The exercise price of both incentive and nonqualified stock options is at least the fair market value of the Company’s common stock at the time of the grant. The options generally vest over a three to four year period and expire no later than ten years from the date of grant.

Pursuant to the terms of the Plan as amended, employees and outside Directors were granted options to purchase shares of the Company’s common stock as follows: 850,000 option shares for the year ended June 30, 2006 and 890,000 option shares for the year ended June 30, 2005, aggregating 1,740,000 option shares. Of this number, 150,000 option shares were forfeited during the year ended June 30, 2006 leaving a remaining exercisable balance of 1,590,000 option shares as of June 30, 2006. No shares were forfeited for the year ended June 30, 2005. The exercise prices per share of these options range from $0.35 to $1.00 and vesting is either 25% or 33% each year on the anniversary of grant date contingent upon employment or services as a member of the Board of Directors.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of between 45% and 60%, risk-free interest rate of between 3.0% to 5.25% and expected option life of ten years.

At June 30, 2006, there were 1,590,000 stock options outstanding under the 2005 Stock Option Plan. During the nine months ended March 31, 2007, the Company granted an aggregate of 20,900 stock options at an exercise price of $1.04 to nine employees and granted an aggregate of 30,000 stock options at an exercise price of $1.12 to its three outside directors.

During the nine months ended March 31, 2007, 75,100 of unvested stock options were forfeited due to termination of employment and 185,083 vested stock options were exercised.

The following table summarizes all stock option activity of the Company since June 30, 2006:

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

	Incentive Stock Options		Nonqualified Stock Options
		Weighted		Weighted
	Stock	Average	Stock	Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price

Balance, June 30, 2006	1,440,000	$0.48	150,000	$0.35

Granted during the period	20,900	$1.04	30,000	$1.12

Exercised during the period	(185,083)	$0.35	-	xx

Cancelled / forfeited during the period	(75,100)	$0.42	-	xx

Balance, March 31, 2007	1,200,717	$0.51	180,000	$0.48

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

The weighted-average fair value of incentive stock options (ISO’s) granted during the nine months ended March 31, 2007 was $1.04. The weighted-average fair value of non qualified options granted during the nine months ended March 31, 2007 was $1.12.

The following table summarizes information about stock options outstanding at March 31, 2007:

	Summary of ISO Options			Summary of Nonqualified Options
	Outstanding		Exercisable	Outstanding		Exercisable
	Number	Weighted	Number	Number	Weighted	Number
	Outstanding	Average	Outstanding	Outstanding	Average	Outstanding
	at	Remaining	at	at	Remaining	at
Exercise	March 31	Contractual	March 31	March 31	Contractual	March 31
Price	2007	Life	2007	2007	Life	2007

$0.35	902,417	8.3 Years	260,333	150,000	8.1 Years	37,500
$1.00	277,500	9.1 Years	-	-	xx	-
$1.04	20,800	9.8 Years	-	-	xx	-
$1.12	-	xx	-	30,000	9.8 Years	-

	1,200,717		260,333	180,000		37,500

Note 5: Income Taxes

Deferred income taxes reflect the net effect of an operating loss carryforward. There are no significant temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes.

The components of the deferred assets are as follows at March 31, 2007 and June 30, 2006:

	March 31, 2007	June 30 2006
Net operating loss tax benefit	$2,242,000	$1,539,000
Non-deductible options and warrants	223,000	24,000
Allowance for bad debt	41,000	8,000
Less valuation allowance	(2,506,000)	(1,571,000)

	$0	$0

A valuation allowance was required because the ultimate realization of deferred tax assets is dependent upon future taxable income and management believes that it is more likely than not that the deferred tax asset will not be realized through future taxable income. There is no income tax benefit for the losses for the nine months ended March 31, 2007 and March 31, 2006, because management has determined that the realization of the net deferred tax asset is not assured and has created a valuation allowance for the entire amount of such benefits.

At June 30, 2006, the Company had a net operating loss carryforward for Federal and state income tax purposes of approximately $3,837,000 which, if not used, will expire in the fiscal year ending June 30, 2027.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

Note 6: Subsequent Events

In April, 2007, the Company issued options to purchase 100,000 shares of its common stock at exercise prices ranging from $0.80 to $0.89 per share to two employees.

In April, 2007, vested options of 15,000 option shares were exercised, at an exercise price of $0.35 per share, and the Company issued 15,000 shares of its common stock for a total consideration of $5,250.

In April, 2007, the Company issued 50,000 shares of its common stock for services rendered having a total value of $42,500, representing the fair value as of the date of issuance of the shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Theater Xtreme Entertainment Group, Inc.
Newark, Delaware

We have audited the balance sheets of Theater Xtreme Entertainment Group, Inc. as of June 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Theater Xtreme Entertainment Group, Inc. as of June 30, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania
September 26, 2006,
except for Note 2 and
Note 10 for which the
date is October 13, 2006.

THEATER XTREME ENTERTAINMENT GROUP, INC.
BALANCE SHEETS
JUNE 30, 2006 AND 2005

	2006	2005
Assets

Current Assets:
Cash and equivalents	$466,481	$112,874
Accounts receivable, net of allowance of $25,000 and $4,851	139,893	22,797
Inventory	629,056	460,111
Prepaid expenses	132,679	123,444
Other Current Assets	15,441	-
Total current assets	1,383,550	719,226

Property and Equipment, net	357,434	267,700

Other Assets:
Deposits	20,720	20,720

	$1,761,704	$1,007,646

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$646,290	$323,132
Payroll tax liabilities	58,715	31,769
Current portion of notes payable	19,129	12,010
Due to officer	-	243
Deferred franchise fees	279,000	72,500
Deferred sales	679,706	496,362
Total current liabilities	1,682,840	936,016

Long-term Liabilities
Notes payable, net of current portion	47,163	40,164
Total long-term liabilities	47,163	40,164
Total liabilities	1,730,003	976,630

Stockholders’ Equity:
Preferred stock, no par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par, 50 million shares authorized; 19,122,342 and 16,291,814 shares issued and outstanding	19,122	16,292
Additional paid in capital	3,973,742	1,843,157
Accumulated deficit	(3,961,163)	(1,828,433)
Total stockholders’ equity	31,701	31,016
	$1,761,704	$1,007,646

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENT OF OPERATIONS
YEARS ENDED JUNE 30, 2006 AND 2005

	2006	2005

Revenues	$4,619,142	$2,822,871

Cost of revenues	2,726,383	1,710,596
Occupancy expenses	326,159	206,053
Selling, general and administrative expenses	3,693,829	2,409,016
	6,746,371	4,325,665

Loss from operations	(2,127,229)	(1,502,794)

Loss on disposal of assets	(2,173)	-
Interest income	1,797	464
Interest expense	(5,125)	(30,355)

Net loss	$(2,132,730)	$(1,532,685)

Basic and diluted:
Loss per common share	$(0.12)	$(0.12)

Weighted average shares	17,671,587	12,358,814

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED JUNE 30, 2006 AND 2005
	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance at June 30, 2004	9,775	240,225	(295,748)	(45,748)
Conversion of notes payable	3,348	970,214	-	973,562
Issuance of common stock for services	1,462	510,308	-	511,770
Issuance of common stock at merger	1,250	(1,250)	-	-
Liabilities assumed upon merger	-	(13,026)	-	(13,026)
Issuance of common stock, private placement	457	136,686	-	137,143
Net loss for the year ended June 30, 2005	-	-	(1,532,685)	(1,532,685)
Balance at June 30, 2005	$16,292	$1,843,157	$(1,828,433)	$31,016
Issuance of common stock, private placement	2,500	1,470,191	-	1,472,691
Redemption of Founder Stock	(800)	800	-	-
Issuance of common stock for services	1,130	602,370	-	603,500
Vested Employee Stock Options	-	46,073	-	46,073
Vested Non-Employee Stock Options	-	11,151	-	11,151
Net loss for the year ended June 30, 2006	-	-	(2,132,730)	(2,132,730)
Balance at June 30, 2006	$19,122	$3,973,742	$(3,961,163)	$31,701

The accompanying notes are an integral part of these financial statements.

THEATER XTREME ENTERTAINMENT GROUP, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2006 AND 2005

	2006	2005
Cash flows from operating activities:
Net Loss	$(2,132,730)	$(1,532,685)
Adjustments to reconcile net loss to
net cash used in operating activities:
Loss on disposal of fixed assets	2,173
Depreciation	98,948	52,405
Issuance of common stock for services	603,500	511,770
increase in allowance for doubtful accounts	20,149	4,851
Employee stock option vesting for compensation	46,073	-
Non-employee stock option vesting for services	11,151	-
Increase in assets
Accounts receivable	(137,245)	(20,587)
Inventory	(168,945)	(279,798)
Prepaid expenses	(9,235)	(123,444)
Other current assets	(15,441)	-
Increase (decrease) in liabilities
Accounts payable and accrued expenses	323,158	182,281
Payroll tax liabilities	26,946	20,553
Due to officer	(243)	(5,866)
Deferred franchise fees	206,500	72,500
Deferred sales	183,344	351,499
Net cash used in operating activities	(941,897)	(766,521)

Cash flows from investing activities:
Deposits on stores and corporate facility	-	(14,960)
Purchase of property and equipment	(160,325)	(127,370)
Net cash used in investing activities	(160,325)	(142,330)

Cash flows from financing activities:
Repayment of notes payable	(16,862)	(10,000)
Proceeds from convertible note payable	-	773,562
Proceeds from financing lease	-	1,792
Proceeds from issuance of common stock	1,472,691	137,143
Net cash provided by financing activities	1,455,829	902,497

Net increase (decrease) in cash	353,607	(6,354)
Cash and equivalents, beginning of year	112,874	119,228

Cash and equivalents, end of year	$466,481	$112,874
Supplemental disclosure:
Cash paid during the year for interest	$5,125	$16,803
Supplemental disclosure of non-cash
investing and financing activates:
Conversion of notes payable to common stock	$-	$973,562
Liabilities assumed as part of merger	$-	$13,026
Acquisition of property and equipment
by issuance of notes payable	$30,530	$26,596

The accompanying notes are an integral part of these financial statements

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 1: Nature of Operations and Significant Accounting Policies

Nature of operations. Theater Xtreme Entertainment Group, Inc. (the “Company”), a Florida corporation, is a retail store and franchise marketing company engaged in retail sales and distribution through the operation of Company-owned home cinema design centers, the sale of franchise licenses and wholesale product distribution to franchisees. The Company opened its first Company retail store or design center on September 1, 2003 in Newark, Delaware. In August 2004 the Company opened a second Company owned design center in Wilmington, Delaware. A third Company owned design center opened in Bel Air, Maryland in September 2005. The Company sold four franchises through June 30, 2005 and an additional fourteen through June 30, 2006 bringing the total number of franchises sold through June 30, 2006 to eighteen. The first franchise design center opened in May, 2005 in East Longmeadow, Massachusetts. During the past fiscal year an additional five franchise stores opened. The Company expects to offer franchise licenses nationwide.

Merger. On February 11, 2005 the Company acquired BF Acquisition Group II, Inc., a Florida corporation. Under the terms of the merger agreement, each stockholder of Theater Xtreme, Inc. received 4.60 shares of voting common stock of BF Acquisition Group II, Inc. for each share of Theater Xtreme, Inc. common stock held by such stockholder, totaling 9,775,000 shares. The stockholders’ equity at June 30, 2004 has been retroactively restated for the equivalent number of shares received in the reverse acquisition. Following the merger, the Company changed its name to Theater Xtreme Entertainment Group, Inc. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Theater Xtreme Entertainment Group, Inc. for the net monetary assets of BF Acquisition Group II, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, BF Acquisition Group II, Inc., are those of the legal acquiree which are considered to be the accounting acquirer, Theater Xtreme Entertainment Group, Inc.

Industry Risks. The Company participates in a highly volatile industry that is characterized by rapid technological change, intense competitive pressure, and cyclical market patterns. The Company’s results of operations will be affected by a wide variety of factors, including general economic conditions, decreases in average selling prices over the life of any particular product, the timing of new product introductions (by the Company, its competitors, and others), the ability to acquire sufficient quantities of a given product in a timely manner, the timely implementation of new technologies, the ability to safeguard intellectual property from competitors, and the effect of new technologies resulting in rapid escalation of demand for some products in the face of equally steep decline in demand for others. Based on the factors noted herein, the Company may experience substantial period-to-period fluctuations in future operating results.

Comprehensive Income. The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income.” Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net income (loss).

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Fair Value of Financial Instruments. The Company’s financial statements consist of cash and cash equivalents, accounts receivable, payables, accrued expenses and deposits. The carrying values of these items approximate fair value because of their short maturities. The carrying value of notes payable also approximate fair value because the interest rates of these notes approximates current market interest rates.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents. The Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk. Certain financial instruments potentially subject the Company to a concentration of credit risk. These financial instruments consist primarily of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At June 30, 2006 the Company had approximately $219,756 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts. Concentration of credit risk with respect to accounts receivable are limited due to the Company’s short payment terms and restrictive customer credit limits.

Accounts Receivable. The Company generally seeks full payment for its retail products and services prior to delivery and installation and does not normally sell its products and services to retail customers on an open credit basis. From time to time, however, certain exceptions or accommodations are made for creditworthy retail customers. For wholesale sales to franchisees, the Company does, from time to time, extend limited credit terms to creditworthy franchisees. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible or establishes an allowance for doubtful accounts. As of June 30, 2006 and 2005, the allowances for doubtful accounts were $25,000 and $4,851, respectively. Bad debt expense for the year ended June 30, 2006 was $20,719.

Inventory. The Company’s inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value), and consists of the following at June 30:

	2006	2005

Equipment and furniture products	$316,187	$256,547
Cable and supplies	16,861	9,283
Retail displays	266,694	194,281
Product in transit	29,314	-
	$629,056	$460,111

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Depreciation and Fixed Assets. The cost of property and equipment is depreciated over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed using the straight-line method. The estimated useful lives are as follows:

Computer equipment	3 years
Office equipment	5 years
Office furniture	7 years
Vehicles	5 years
Leasehold improvements	3 to 7 years

Long-lived Assets. The Company follows SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount. Fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. The Company is not aware of any events or circumstances that indicate the existence of an impairment that would be material to the Company’s annual financial statements.

Revenue Recognition. Retail sales include all sales from Company-owned design centers. The following is a summary of earned revenues at June 30:

	2006	2005

Retail sales	$3,963,441	$2,751,780
Wholesale sales	467,518	44,021
Franchise licenses and royalties	188,183	22,070
Total revenues	$4,619,142	$2,822,871

Retail sales represent the sale and installation of home-theater equipment. In accordance with the SEC’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of a customer arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Revenue is recognized on such sales when the equipment is delivered and the installation is substantially completed. Generally these events occur on the same date. Revenues are recognized pro rata on larger, more complex systems where installation occurs over a period of time.

Customer deposits on orders which are not completed are shown as deferred revenue. Included in deferred sales is an amount which represents the unexpired portions of extended service contracts. In addition, the Company has deferred revenues from the sales of franchise licenses. Such revenues will be recognized when the related franchise design center opens for business, as that is when the Company has substantially completed its initial obligations to the franchisee. The following is a summary of orders and retail sales for the years ended June 30:

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

	2006	2005

Customer orders	$4,528,175	$3,257,602
Increase in unfinished orders	(564,734)	(505,822)
Recognized retail sales	$3,963,441	$2,751,780

The following amounts are included in deferred sales at June 30:

Deferred retail sales	$656,130	$460,877
Deferred service contracts	23,576	35,485
Customer deposits, deferred retail sales	679,706	496,362
Deferred franchise licenses	279,000	72,500
Total deferred sales	$958,706	$568,862

Loss Per Share. The Company follows SFAS No. 128, “Earnings Per Share,” resulting in the presentation of basic and diluted earnings (loss) per share. The basic loss per share calculations include the change in capital structure which resulted from the merger for all periods presented. For the years ended June 30, 2006 and 2005, the basic and diluted loss per share are the same, because the assumed conversion of the common stock equivalents would be anti-dilutive as the Company experienced net losses for these periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Shipping and Handling Fees and Costs. The Company classifies shipping and handling costs as part of selling and administration expenses. Shipping and handling costs were $38,438 and $15,661 for the years ended June 30, 2006 and 2005.

Advertising Costs. Advertising and sales promotion costs are expensed as incurred. Advertising and promotion expense, excluding investor relations expenses, totaled $477,141 and $433,935 for the years ended June 30, 2006 and 2005.

Investor Relations Costs. Investor relations services and promotional costs are expensed as incurred. Investor relations expenses, including investor relations promotional costs, totaled $280,000 and $210,000 for the years ended June 30, 2006 and 2005.

Store Opening Costs. Store opening costs and other start-up costs are expensed as incurred.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Stock Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires share based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

On January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method as permitted under SFAS No. 123(R). Under this transition method, beginning with the first calendar quarter of 2006, recognized compensation costs includes compensation cost for all non-forfeited share-based payments granted prior to, and without regard to vesting, as of June 30, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for the year ended June 30, 2005 has not been restated.

As a result of the adoption of SFAS No. 123(R), during the year ended June 30, 2006, the Company’s net income was approximately $57,224 lower as a result of stock-based compensation expense, including $11,151 recognized on behalf of outside board members. As of June 30, 2006, there was $395,592 of unrecognized compensation expense and $27,087 of unrecognized expenses for services related to non-vested market-based option share awards that are expected to be recognized through June 30, 2010.

Accordingly, no compensation cost was recognized for its stock options issued during any period prior to January 1, 2006. Had compensation cost for the Company’s issuance of vested stock options been determined based on the fair value at grant dates for options consistent with the method of SFAS No. 123(R), the Company’s fiscal 2006 and 2005 net loss and net loss per common share would have been modified to the pro forma amounts indicated below. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years.

	For the Years ended June 30
	2006	2005
Net loss:
As reported	$(2,132,730)	$(1,532,685)
Pro forma	$(2,172,804)	$(1,556,795)

Net loss per share:
As reported	$(0.12)	$(0.12)
Pro forma	$(0.12)	$(0.13)

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 2: Management’s Plans

To fund any continued losses, the Company, on August 23, 2006, began offering for sale, at a minimum price of $2.00 per Unit, 500,000 Units (each of which consisted of two shares of Company common stock and a warrant to purchase one share of Company common stock at an exercise price equal to one-half of the then applicable Unit price). Although no Units have been sold as of October 13, 2006, management expects that this issue will be fully subscribed. Management believes that the net proceeds of the offering will capitalize and sustain the Company sufficiently to allow for retail center growth and the continued development and improvement of the franchise program, the implementation of a marketing campaign, and distribution of the Company’s products for a certain period of time. The Company has reserved the right to offer the Units for a sale price greater than $2.00 per share as well as the right to increase the number of Units under the offering.

Future capital requirements and the adequacy of available funds will depend on numerous factors and risks, including, among other factors, the successful expansion and increase in the number of Company-owned retail design centers and the sale of Company franchises. Further, the Company’s results of operations and resulting capital requirements will be affected by a variety of additional factors and risks including, but not limited to, general economic conditions, decreases in average selling prices over the life of any particular product, new product and technology introductions and the ability to develop and maintain critical strategic supply and co-marketing relationships.

The Company has received expressions of interest from two institutional investors who propose to purchase at par an aggregate of $500,000 of Company debentures bearing interest at 10% per year and maturing in 13 months. If purchased, the debentures would be issued with warrants expiring in five years to purchase 400,000 shares of Company common stock at an exercise price of $1.00 per share. There is no assurance that the Company will succeed in closing the $500,000 transaction. However, the Company has received a commitment from Universal Capital Management, Inc. that, if the Company does not sell at least $250,000 of such debentures and warrants on or before October 31, 2006, then Universal would purchase, on or before November 30, 2006, at par $250,000 of such debentures which would be issued with warrants to purchase 200,000 shares of Company Common stock.

The Company believes that the proceeds from the securities described above along with diligent cash management will be sufficient for the Company to meet its obligations when they come due.

Note 3:  Reverse Merger

Effective February 11, 2005 Theater Xtreme Entertainment Group, Inc. completed its merger with BF Acquisition Group II, Inc., which was treated as a reverse acquisition. The following pro forma consolidated statement of operations assumes the merger was effective July 1, 2004.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

For the year ending June 30, 2005:

Revenues	$2,822,871
Net Loss	$1,681,435
Basic and Diluted Loss Per Share	$(0.14)

Note 4:  Property and Equipment

Property and equipment consist of the following at June 30:

	2006	2005

Vehicles	$105,842	$69,312
Equipment and computers	77,686	63,265
Leasehold improvements	336,244	202,523
	519,772	335,100
Accumulated depreciation	(162,338)	(67,400)
	$357,434	$267,700

Depreciation expense was $98,948 and $52,405 for the years ended June 30, 2006 and 2005.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 5: Long-term Liabilities and Notes Payable

Long-term debt consists of the following at June 30:

	2006	2005
Note Payable to bank, in monthly installments
of $402, including interest at 7.25%.
secured by vehicle, maturing
November 2008	$10,677	$14,307

Note Payable to bank, in monthly installments
of $349, including interest at 7.25%.
secured by vehicle, maturing
December 2008	9,546	12,863

Note Payable to bank, in monthly installments
of $539, including interest at 7.99%
secured by vehicle, maturing
December 2009	19,697	24,387

Note Payable to bank, in monthly installments
of $338, including interest at 5.99%.
secured by vehicle, maturing
July 2010	14,656	-

Note Payable to bank, in monthly installments
of $252, including interest at 5.99%.
secured by vehicle, maturing
July 2010	10,937	-

Capitalized lease with monthly payments of $34
and imputed interest at 8% and 10%
through July 2008	779	1,067
	66,292	52,624

Less current portion	(19,129)	(12,010)

Notes Payable, net of current portion	$47,163	$$40,614

THEATER XTREME ENTERTAINMENT GROUP, INC
NOTES TO FINANCIAL STATEMENTS
JUNE 30.2006 AND 2005

Future maturities of long-term debt as of June 30, 2006 are as follows:

Year ending June 30, :
2006	$19,128
2007	20,147
2008	16,445
2009	9,984
2010	588
$66,292

The Company incurred interest costs of $5,125 and $30,355 for the years ended June 30, 2006 and 2005. Of these amounts $13,552 were paid by the issuance of common stock for the year ended June 30, 2005.

Note 6: Lease Commitments

The Company leases its corporate offices, warehouse and retail design centers for various terms under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2010 and provide for renewal options ranging from none to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. The leases provide for increases in future minimum annual rental payments based on either defined increases in the Consumer Price Index, subject to certain minimum increases, or certain non-indexed minimum increases. Also, the agreements generally require the Company to pay executory costs (real estate taxes, insurance, and repairs or allocated common area charges).

The company also has operating leases on vehicles and office equipment with monthly payments aggregating $1,522.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements

Year ending June 30,
2007	$363,981
2008	410,339
2009	418,946
2010	372,933
2011	283,050
thereafter	34,468
$1,883,717

Total minimum lease payments do not include executory costs, common area charges, or increases measured by consumer price or other index changes.

Rent expense charged to operations was $227,494 and $136,635 for the years ended June 30, 2006 and 2005

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 7: Stockholders’ Equity

Common Stock

In February 2005, the Company issued 675,000 shares for services valued at $236,250.

In December 2004, various shareholders converted $325,000 of promissory notes into 1,495,000 shares of the Company’s common stock. In June 2005, the remaining promissory notes and related interest amounting to $648,562 were converted into 1,853,035 shares of common stock.

In April 2005 the Company issued 787,200 shares of its common stock for services valued at $275,520.

On April 26,2005 the Company began offering up to 2,900,000 shares of its common stock at a purchase price of $0.35 per share. As of June 30, 2005, the Company issued 456,578 shares of its common stock for proceeds of $137,143, net of filing fees and related attorney fees in connection with this offering.

Between July 1, 2005 and November 17, 2005, the closing date of the April 26, 2005 offering, the Company increased the number of shares under its April 26, 2005 offering to 3,757,142 shares of its common stock at $0.35 per share and issued 1,447,528 shares of its common stock for proceeds of $487,473, net of filing fees and related attorney fees in connection with this offering. Shares of the Company’s common stock under the April 26, 2005 offering were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.”

In November, 2005, the Company’s founder contributed 800,000 shares of the Company’s common stock to the Company pursuant to a Settlement Agreement. Also in November, 2005, the Company issued 810,000 shares of its common stock for services valued at $283,500.

In February, 2006, the Company issued 20,000 shares of its common stock for services valued at $20,000.

Between January 20, 2006 and June 8, 2006 the Company issued 1,053,000 of its common stock at a price of $1.00 per share pursuant to a stock offering which shares of the Company’s common stock were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities act of 1933, as amended, and were “restricted securities.” Proceeds of this offering, net of costs of the offering, amounted to approximately $985,218.

In June, 2006, the Company issued 300,000 shares of its common stock for services valued at $300,000.

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 8. Stock Option Plan

In April, 2005, stockholders holding a majority of the shares of the Company’s common stock approved the adoption of the Company’s 2005 Stock Option Plan (the “Plan”). The Plan is designed to help the Company attract, motivate and retain high quality employees necessary to execute the Company’s business plans successfully. On December 21, 2005 stockholders holding a majority of the shares of the Company’s common stock approved an increase in the number of common shares allocated to the Plan to 2,000,000, up from 1,400,000 shares. Participation in the Plan is limited to employees and outside Directors.

Pursuant to the terms of the Plan as amended, employees and outside directors were granted options to purchase shares of the Company’s common stock as follows: 850,000 option shares for the year ended June 30, 2006 and 890,000 option shares for the year ended June 30, 2005, aggregating 1,740,000 option shares. Of this aggregate, 150,000 option shares were forfeit during the year ended June 30, 2006 leaving a remaining exercisable balance of 1,590,000 option shares as of June 30, 2006. No shares were forfeit for the year ended June 30, 2005. The exercise prices per share of these options ranges from $0.35 to $1.00 and vesting is either 25% or 33% each year on the anniversary of grant date contingent upon employment or services as a member of the Board of Directors.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate of from between 3.0% to 5.25% and expected option life of ten years. The following table summarizes all stock option activity of the Company since July 1, 2004:

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

	Incentive Stock Options			Non-Qualified Stock Options
	All ISO Shares	Vested (Exercisable) Shares	Exercise Price Per Common Share	All Non-Qualified Shares	Vested (Exercisable) Shares	Exercise Price Per Common Share

Balance, June 30, 2004	None	xx	xx	None	xx	xx

Granted / vested	740,000	57,500	$0.35	150,000	-	$0.35

Exercised	-	-	xx	-	-	xx

Cancelled / forfeit	-	-	xx	-	-	xx

Balance, June 30, 2005	740,000	57,500	$0.35	150,000	-	$0.35

Granted / vested	850,000	211,250	$0.35 to $1.00	-	37,500	$0.35

Exercised	-	-	xx	-	-	xx

Cancelled	(150,000)	-	xx	-	-	xx

Balance, June 30, 2006	1,440,000	268,750	$0.35 to $1.00	150,000	37,500	$0.35

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Note 9: Income Taxes

As discussed in Note 1, the Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. The effective tax rates differ from the statutory rates primarily due to the amount and timing of and criteria for the deductibility of certain expenses reflected in the financial statements for reporting purposes versus expenses as may be reported in the Company’s income tax returns. Deferred income taxes reflect the net effect of an operating loss carry forward. The reconciliation of the statutory federal rate to the Company’s historical income tax expense (benefit) is as follows:

	2006		2005

Income tax benefit at US federal income tax rates		$725,000		$521,000
State benefits at statutory rates		188,000		31,000
Change in valuation allowance		(913,000)		(552,000)

Income tax benefit	$	None	$	None

Income tax benefit consists of the following:
Current tax benefit
Federal		None		None
State		None		None

Deferred tax benefit
Federal		$1,335,000		$567,000
State		236,000		91,000
Valuation Allowance		(1,571,000)		(658,000)
		$-		$-
The components of deferred assets are as follows:

Net Operating Loss Tax Benefit		$1,539,000		$658,000
Non-deductible options		24,000		-
Allowance for bad debt		8,000		-
Valuation Allowance		(1,571,000)		(658,000)
		$-		$-

THEATER XTREME ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

The valuation allowance for deferred assets as of June 30, 2006 and 2005 was $1,571,000 and $658,000. The change in the total valuation allowance for the years ended June 30, 2006 and 2005 was an increase of $913,000 and an increase of $552,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. At June 30, 2006, the Company had net operating loss carry forwards for Federal and State income tax purposes of approximately $3,837,000, which were available to offset future taxable income, if any, and expire in various years through June 30, 2027. Based upon the limited operating history of the Company and losses incurred to date, management has fully reserved the deferred tax asset.

Note 10: Subsequent Events

On July 1, 2006, the Company purchased the assets and business of its former franchisee, Theaters 4 U LLC, located in Leesport, Pennsylvania for a total consideration of $193,307. In consideration for the purchased assets, the Company will pay $10,000 cash, 40,000 shares of the Company’s common stock valued at $1.00 per share, or $40,000, assume liabilities of $2,598 and issue a promissory note of $140,709. The note expires December, 2006 with payments of $3,000 per month and a final balloon payment of $130,442, including interest at 7%.

On July 5, 2006, the Company entered into lease agreements for two additional design centers - one in Wilmington, Delaware and another in Lutherville, Maryland. Minimum future lease payments have been reflected in note 5, above, based on the Company’s estimated occupancy dates.

On August 23, 2006, the Company began offering for sale, at a price of $2.00 per Unit, 500,000 Units (each of which consisted of two (2) shares of Company common stock and a warrant to purchase one share of Company common stock at an exercise price equal to one-half of the then applicable Unit price). The Company has reserved the right to offer the Units for a sale price greater than $2.00 per unit as well as the right to increase the number of Units under the Offering.

The Company has received expressions of interest from two institutional investors who propose to purchase at par an aggregate of $500,000 of Company debentures bearing interest at 10% per year and maturing in 13 months. If purchased, the debentures would be issued with warrants expiring in five years to purchase 400,000 shares of Company common stock at an exercise price of $1.00 per share. There is no assurance that the Company will succeed in closing the $500,000 transaction. However, the Company has received a commitment from Universal Capital Management, Inc. that, if the Company does not sell at least $250,000 of such debentures and warrants on or before October 31, 2006, then Universal would purchase, on or before November 30, 2006, at par $250,000 of such debentures which would be issued with warrants to purchase 200,000 shares of Company Common stock.

THEATRE XTREME ENTERTAINMENT GROUP, INC.

1,833,000 Shares of Common Stock

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PROSPECTUS
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May 18, 2007

Investors should only rely on the information contained in this prospectus. The Company has not authorized anyone to provide information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until August 16, 2007 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.